SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Cincinnati Bell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Cincinnati Bell Inc.

221 East Fourth Street

Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2008

To Our Shareholders:

The 2008 Annual Meeting of Shareholders of Cincinnati Bell Inc. (the “Company”) will be held on Friday, April 25, 2008, at 11:00 a.m., Eastern Daylight Savings Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio, for the following purposes:

1.	To elect three Class III directors to serve three-year terms ending in 2011 and to elect one Class I director to serve the remainder of a term ending in 2009;

2.	To approve an amendment to the Company’s Restated Amended Articles of Incorporation to declassify the Board of Directors and to approve an amendment to the Company’s Amended Regulations to require the annual election of directors;

3.	To approve an amendment to the Company’s Restated Amended Articles of Incorporation to require a majority vote for the election of a director and to approve an amendment to the Company’s Amended Regulations addressing “holdover” directors;

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2008; and

5.	To consider any other matters that may properly come before the meeting.

The Board of Directors has established the close of business on February 27, 2008 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.

Your vote is important. Your prompt response will also help reduce proxy costs and will help you avoid receiving follow-up telephone calls or mailings. Please vote as soon as possible.

Also, the Company has elected to take advantage of new Securities and Exchange Commission rules that allow the Company to furnish proxy materials to you and other shareholders on the Internet.

By Order of the Board of Directors

Christopher J. Wilson
General Counsel and Secretary

March 18, 2008

CINCINNATI BELL INC.

221 East Fourth Street

Cincinnati, Ohio 45202

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on Friday, April 25, 2008

This Proxy Statement is furnished to the shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the 2008 Annual Meeting of Shareholders. The Annual Meeting will be held on Friday, April 25, 2008, at 11:00 a.m., Eastern Daylight Savings Time, at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio. The Notice of Annual Meeting of Shareholders, the Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Summary 2007 Annual Report are first being furnished to the shareholders on or about March 21, 2008.

The Company’s Board of Directors has established the close of business on February 27, 2008 as the record date (the “Record Date”) for determining shareholders entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote on matters to be presented at the Annual Meeting.

The agenda for the Annual Meeting is as follows:

1.	To elect three Class III directors to serve three-year terms ending in 2011 and to elect one Class I director to serve the remainder of a term ending in 2009;

2.	To approve an amendment to the Company’s Restated Amended Articles of Incorporation to declassify the Board of Directors and to approve an amendment to the Company’s Amended Regulations to require the annual election of directors;

3.	To approve an amendment to the Company’s Restated Amended Articles of Incorporation to require a majority vote for the election of a director and to approve an amendment to the Company’s Amended Regulations addressing “holdover” directors;

4.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2008; and

5.	To consider any other matters that may properly come before the meeting.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Cincinnati Bell Inc. is a full-service local provider of data and voice communications services and equipment and a regional provider of wireless and long distance communications services. The Company provides telecommunications services on its owned local and wireless networks with a well-regarded brand name and reputation for service. The Company also sells telecommunications equipment, information technology hardware and related services.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q: Why am I receiving these proxy materials?

A: The Company’s Board of Directors (the “Board”) is providing these proxy materials to you in connection with the Annual Meeting of Shareholders, which will take place on April 25, 2008. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this Proxy Statement.

Q: What information is contained in the package of materials that I received?

A: This combined Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2007, which includes our 2007 consolidated financial statements, and Summary 2007 Annual Report includes information relating to the proposals to be voted on at the meeting, the voting process, the compensation of directors and certain officers, and certain other information required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the rules and listing standards of the New York Stock Exchange (the “NYSE”). Although you are encouraged to vote either by the Internet or by telephone, these materials also include a proxy card or voting instruction card for your use in voting at the Annual Meeting.

Q: What proposals will be voted on at the meeting?

A: There are currently four proposals scheduled to be voted on at the meeting:

1.	The election of three Class III directors to serve three-year terms ending in 2011 and to elect one Class I director to serve the remainder of a term ending in 2009;

2.	The approval of an amendment to the Company’s Restated Amended Articles of Incorporation (the “Amended Articles of Incorporation”) to declassify the Board of Directors and to approve an amendment to the Company’s Amended Regulations to require the annual election of directors;

3.	The approval of an amendment to the Company’s Amended Articles of Incorporation to require a majority vote for the election of a director and to approve an amendment to the Company’s Amended Regulations addressing “holdover” directors; and

4.	The ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche LLP”) as the independent registered public accounting firm (“Independent Accountants”) to audit the financial statements of the Company for the year 2008.

Q: What is the Board of Directors’ voting recommendation?

A: The Board recommends that you vote your shares

•	“FOR” each of the nominees to the Board;

•

“FOR” the approval of an amendment to the Company’s Amended Articles of Incorporation to declassify the Board of Directors and to approve an amendment to the Company’s Amended Regulations to require the annual election of directors;

•

“FOR” the approval of an amendment to the Company’s Amended Articles of Incorporation to require a majority vote for the election of a director and to approve an amendment to the Company’s Amended Regulations addressing “holdover” directors; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as Independent Accountants to audit the financial statements of the Company for the year 2008.

Q: Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year along with a full set of proxy materials?

A: Pursuant to new rules adopted by the SEC, the Company has elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “eProxy Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the eProxy Notice. Since this is the first year in which the Company is sending an eProxy Notice, the Company decided to send you a printed set of proxy materials along with the eProxy Notice. In the future, you will have to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an additional printed copy are contained on the eProxy Notice. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q: How can I get electronic access to the proxy materials?

A. The eProxy Notice will provide you with instructions regarding how to (i) view our proxy materials for the Annual Meeting on the Internet, and (ii) instruct the Company to send our future proxy materials to you electronically by email. If you choose to receive your future proxy materials by email, you will save the Company the cost of printing and mailing documents to you. If you choose to receive the proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q: What shares can I vote?

A: You may vote all Company common shares and 6 3/4% Cumulative Convertible Preferred Shares that you own (or for which you have been given the right to provide instruction as to how such shares should be voted) as of the close of business on the Record Date. This includes: (i) shares held directly in your name as the shareholder of record, including common shares purchased through the Cincinnati Bell Employee Stock Purchase Plan; (ii) shares that are held by a trust used in connection with a Company employee or director plan pursuant to which the value of such shares have been credited to your account under such plan; and (iii) shares held for you as the beneficial owner through a broker or other nominee.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: Many Cincinnati Bell shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Cincinnati Bell’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record for those shares. As a shareholder of record, you may grant your voting proxy over the Internet or you may vote your shares in person at the meeting. You can also vote your proxy by mail or telephone following the instructions provided in the eProxy Notice.

Beneficial Owner

If shares for which you can vote or direct the vote are held in a stock brokerage account or by another nominee (including a trust used in connection with a Company employee or director plan), you are considered the beneficial owner of shares held in street name, and your broker or nominee is considered to be the shareholder of record. If you are a participant in the Cincinnati Bell Inc. Retirement Savings Plan or the Cincinnati Bell Inc. Savings and Security Plan, you are the beneficial owner of the shares credited to your account. As the beneficial owner, the eProxy Notice was forwarded to you by the shareholder of record. As the beneficial owner, you may direct your broker or nominee to vote the shares held in your account by proxy over the Internet. You can also provide your proxy/voting instructions by mail or telephone following the instructions provided in the eProxy Notice. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q: How can I vote my shares at the meeting?

A: Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to attend the meeting and vote in person, you will need to provide proof of identification and then you will be presented a proxy card. Shares you hold or are deemed to hold beneficially, in street name or credited to your account under a Company employee or director plan, cannot be voted at the Annual Meeting unless you obtain a signed proxy from the shareholder of record authorizing you to vote these shares at the Annual Meeting.

Q: How can I vote my shares without attending the meeting?

A: Whether you hold shares directly as the shareholder of record or beneficially in street name or credited to your account under a Company employee or director plan, you may vote your proxy over the Internet without attending the meeting. You can also vote your proxy by mail or telephone following the instructions provided in the eProxy Notice. The methods for voting without attending the meeting are:

•	By Internet — If you have Internet access, you may submit your vote from any location by following the instructions provided in the eProxy Notice.

•	By Telephone — If you live in the United States or Canada, you may submit your vote by following the “Vote by Phone” instructions provided in the eProxy Notice.

•	By Mail — You may vote by mail by completing and signing your proxy card and mailing it in the accompanying enclosed, pre-addressed postage-paid envelope.

Q: What happens if I don’t give specific voting instructions?

A: The effect of you not providing specific voting instructions depends on whether you are the shareholder of record or the beneficial owner of the Company shares.

Shareholder of Record

If you are a shareholder of record and (i) you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or (ii) you sign and return a proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner

If you are deemed to be a beneficial owner of shares held in street name or credited to your account in a Company benefit plan and do not provide the organization that holds your shares with specific voting instructions, under the rules of the securities exchanges trading the Company’s common shares, the organization that holds such shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds such shares does not receive instructions from you on how to vote such shares on a non-routine matter, the organization that holds such shares will inform the Inspector of Elections that it does not have authority to vote on such matter with respect to such shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present but will not otherwise be counted. The Company encourages you to provide voting instructions to the organization that holds such shares by carefully following the instructions provided in the eProxy Notice.

Q: Which ballot measures are considered “routine” or “non-routine”?

A: While the NYSE will ultimately advise as to which matters are routine and non-routine, the Company believes that (i) Proposal 1 (election of directors) and Proposal 4 (ratification of Independent Accountants) involve matters that will be considered routine and (ii) Proposal 2 (proposal regarding the annual election of directors and to declassify the Board ) and Proposal 3 (proposal to require majority vote for election of directors) involve matters that will be considered non-routine.

Q: How are abstentions treated?

A: Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether shareholders have approved Proposal 2 (proposal regarding the annual election of directors and to declassify the Board ) or Proposal 3 (proposal to require majority vote for election of directors), abstentions will have a negative effect on the outcome of such proposals. For the purpose of determining whether shareholders have approved Proposal 1 (election of directors) or Proposal 4 (ratification of Independent Accountants), abstentions are not treated as votes cast affirmatively or negatively, and therefore have no effect on the outcome of such proposals.

Q: Can I change my vote?

A: Yes. You may change your voting instructions at any time prior to the vote at the Annual Meeting. You may change your vote by either: (i) granting a new proxy or voting instructions bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the Internet, by telephone or by mail; (ii) if your are a shareholder of record, notifying the Company’s Secretary in writing that you want to revoke your earlier proxy; or (iii) if your are a shareholder of record, attending the Annual Meeting, giving notice of your proxy revocation in open meeting and voting in person. Please note that in order to revoke your previously granted proxy at the Annual Meeting, you must specifically request the revocation of your previous proxy.

Q: What does it mean if I receive more than one eProxy Notice?

A: It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all eProxy Notices that you receive.

Q: Where can I find the voting results of the meeting?

A: We will announce preliminary voting results at the meeting and publish final results in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal year 2008.

Q: What happens if additional proposals are presented at the meeting?

A: Other than the proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Phillip R. Cox, John M. Zrno and Alex Schumate, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of the nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q: What classes of shares are entitled to be voted?

A: Each common share and each 6 3/4% Cumulative Convertible Preferred Share outstanding as of the close of business on the Record Date is entitled to vote on all items being voted upon at the Annual Meeting. You are entitled to one vote for each common share and one vote for each 6 3/4% Cumulative Convertible Preferred Share you own of record on the Record Date or to provide instructions on how to vote such shares in which you have a beneficial interest. The 6 3/4% Cumulative Convertible Preferred Shares will vote with the common shares as one class on each of the proposals described in this Proxy Statement. There are no cumulative voting rights for either class of shares. On the Record Date, we had 248,418,569 common shares and 155,250 6 3/4% Cumulative Convertible Preferred Shares issued and outstanding.

Q: What is the quorum requirement for the meeting?

A: The quorum requirement for holding the meeting and transacting business is the presence, in person or by proxy, of a majority of the common and preferred shares issued and outstanding and entitled to vote at such meeting. However, even if a quorum is present, if any particular action requires other than a simple majority of the quorum under either the law, the Company’s Amended Articles of Incorporation or the Company’s Amended Regulations, that particular action will not be approved unless the required percentage of affirmative votes has been obtained.

Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q: Who will count the votes?

A: A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate the votes and act as the Inspector of Elections.

Q: Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects voting privacy. Your vote will not be disclosed either within the Company or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are forwarded to the Company’s management.

Q: Who will bear the cost of soliciting votes for the meeting?

A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote via the Internet, you are responsible for any Internet access charges you may incur. In addition to the costs of mailing of the eProxy Notice and these proxy materials, the Company may incur costs to provide additional copies of these proxy materials (if requested) and for its directors, officers and employees to solicit proxies or votes in person, by telephone or by electronic communication. Our directors, officers and employees will not receive any additional compensation for such activities. We have hired Georgeson Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay Georgeson Inc. a fee of $10,000 plus expenses for these services. We have also hired Broadridge to assist us in distributing the eProxy Notice, facilitating the voting of proxies over the Internet and serving as the Inspector of Elections. We will pay Broadridge a fee of approximately $12,000 plus expenses for these services. We will also reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q: What percentage of the Company’s issued and outstanding voting shares do our directors and executive officers beneficially own?

A: Our directors and executive officers owned approximately 3.3% of our voting shares as of the Record Date.

Q: Do any of our shareholders hold more than 5% of the issued and outstanding shares of any class of the Company’s voting stock?

A: As of the Record Date or earlier date, if indicated, each of the following entities (together with their affiliates) indicated that it held more than 5% of the issued and outstanding common shares of the Company: Barclays Global Investors, N.A., FMR LLC, GAMCO Investors, Inc. and Wells Fargo & Company. See page 30 for more details on number of shares owned and percentage ownership as of the Record Date or an earlier date, if indicated.

Q: What is householding?

A: Householding is a process that allows the Company to reduce costs and increase efficiencies by mailing only one copy of Company communications to multiple shareholders who reside at the same household mailing address. If you and other shareholders at the same household mailing address are currently receiving only one copy of Company communications at your mailing address but would like to receive separate copies, please see the instructions on page 65. If you and other shareholders at the same mailing address are currently receiving multiple copies of Company communications but would like to participate in our householding program, please see the instructions on page 65.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

General Information and Corporate Governance

The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. The Board has determined that the Board shall consist of 10 members. With the resignation of Carl Redfield in November 2006 and the resignation of David B. Sharrock in October 2007, the Board currently has eight members and two vacancies. Mr. Redfield’s and Mr. Sharrock’s positions as directors will remain vacant as the Company conducts its search to fill their vacancies. The Board continues to seek and consider candidates to fill these vacancies. Any vacancy may be filled by the Board in accordance with law and the Company’s Amended Regulations for the remainder of the term of the vacant directorship. The Board may fill those vacancies at any time.

As a result of the vacancies on the Board created by the resignations of Messrs. Redfield and Sharrock, the classes of directors were no longer balanced. Since the Company’s Restated Amended Articles of Incorporation contemplate classes of directors of approximately equal size, the Governance and Nominating Committee and the Board of Directors decided on October 31, 2007 to change Bruce L. Byrnes from a Class III director to a Class I director, without extending his term. As a result of this reclassification, the three classes of directors now contain two (Class I), three (Class II) and three (Class III) members, and, therefore, are of approximately equal size.

Our Board currently has the following four committees: (i) the Audit and Finance Committee, (ii) the Compensation Committee, (iii) the Governance and Nominating Committee and (iv) the Executive Committee. The members and function of each committee are described below. During fiscal year 2007, the Board held 11 meetings, and no director attended less than 75% of all Board and applicable committee meetings during the period in which he or she served as a director.

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. All of the directors attended the 2007 Annual Meeting of Shareholders.

For information on how to obtain a copy of the Company’s Corporate Governance Guidelines, please see page 65.

Evaluation of Director Independence

In accordance with the rules and listing standards of the NYSE and the Company’s Corporate Governance Guidelines (see page 65 for information on how to obtain a copy), the Board affirmatively evaluates and determines the independence of each director and each nominee for election. Based on an analysis of information supplied by the directors, the Board evaluated whether any director has any material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company that might cause a conflict of interest in the performance of a director’s duties.

In particular, the Board considered the fact that the Company has been a party to transactions in the ordinary course of business with The Procter & Gamble Company. A member of the Board in 2007, Mr. Bruce L. Byrnes, served in an executive capacity at The Procter & Gamble Company. The Board believes that these transactions were entered into in the ordinary course of business under competitive marketplace conditions and on terms that were reasonable and in the best interests of the Company. The Board further believes that the transactions accounted for less than 2% of the annual gross revenues of The Procter & Gamble Company. The Board has determined that Mr. Byrnes did not receive any direct or indirect material benefit from such transactions.

Based on these standards, the Board determined that each of the following persons who served as a non-employee director in 2007 is independent and either has no relationship or only an immaterial relationship (e.g., Mr. Byrnes) with the Company, except as a director and stockholder:

• Bruce L. Byrnes	• Phillip R. Cox	• Robert W. Mahoney
• Daniel J. Meyer	• Michael G. Morris	• David B. Sharrock
• Alex Shumate	• John M. Zrno

In addition, based on these standards, the Board determined that John F. Cassidy is not independent because he is the President and Chief Executive Officer of the Company.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet in executive session without management present at each regularly scheduled meeting of the Board. Mr. Cox presides at the meetings of the non-management directors.

Committees of the Board

The following table sets forth the membership of the committees of the Board for 2007:

Name of Director	Audit and Finance	Compensation	Governance and Nominating	Executive
Non-Employee Directors (a)
Bruce L. Byrnes		*	* (Chair)	*
Phillip R. Cox	*	*	*	* (Chair)
Robert W. Mahoney	*		*
Daniel J. Meyer	* (Chair)	*		*
Michael G. Morris	*	* (Chair)		*
Alex Shumate			*
John M. Zrno	*		*

Employee Director
John F. Cassidy				*

Former Director (b)
David B. Sharrock		*

(a)	All Non-Employee Directors and Mr. Sharrock were determined by the Board to be independent directors.
(b)	Mr. Sharrock served on the designated committee until his resignation on October 9, 2007.

Audit and Finance Committee:  The Audit and Finance Committee consists of five persons, none of whom is an executive officer of the Company. The Audit and Finance Committee held nine meetings during 2007. The purpose of the Audit and Finance Committee is, among other things, to assist the Board of Directors in its oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Independent Accountants, and (iv) the performance of the Company’s internal audit function and Independent Accountants. To this end, the Audit and Finance Committee meets in executive session with its own members and may also meet separately with the Independent Accountants, the Company’s internal auditors, General Counsel or members of management. The Audit and Finance Committee Charter provides a more detailed description of the responsibilities and duties of the Audit and Finance Committee. For information on how to obtain a copy of the Audit and Finance Committee Charter, please see page 65.

In performing its duties, the Audit and Finance Committee meets as often as necessary and at least once each calendar quarter with members of management, the Company’s internal audit staff and the Independent Accountants. An agenda for each such meeting is provided in advance to the members of the Audit and Finance Committee.

The Board determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. No member of the Audit and Finance Committee serves on the audit committees of more than three public companies. In addition, the Board determined that Daniel J. Meyer, Robert W. Mahoney and John M. Zrno are audit committee financial experts as defined in the regulations of the SEC and that each member of the Audit and Finance Committee is financially literate as defined by the rules and listing standards of the NYSE.

Compensation Committee:  The Compensation Committee currently consists of four persons, none of whom is an executive officer. Prior to his resignation in October 2007, Mr. Sharrock also served on this committee. The Compensation Committee held five meetings during 2007. The Compensation Committee is responsible for, among other things, ensuring that directors and certain key executives are effectively and competitively compensated in terms of base compensation and short- and long-term incentive compensation and benefits. In addition, the Compensation Committee evaluates the performance of the Chief Executive Officer and reviews with management the succession planning process for key executive positions. The Compensation Committee Charter provides a more detailed description of the responsibilities and duties of the Compensation Committee. For information on how to obtain a copy of the Compensation Committee Charter, please see page 65.

In performing its duties, the Compensation Committee meets at least three times each calendar year. The Compensation Committee also meets separately with the Company’s Chief Executive Officer and other corporate officers, as it deems appropriate, to establish and review the performance criteria and compensation of the Company’s executive officers. An agenda for each meeting is provided in advance to the members of the Compensation Committee.

The Board determined that each member of the Compensation Committee satisfies the independence requirements of the rules and listing standards of the NYSE.

Governance and Nominating Committee:  The Governance and Nominating Committee currently consists of five persons, none of whom is an executive officer. The Governance and Nominating Committee held six meetings during 2007. The Governance and Nominating Committee, among other things, identifies individuals to become members of the Board, periodically reviews the size and composition of the Board, evaluates performance of Board members, makes recommendations regarding the determination of a director’s independence, recommends committee appointments and chairpersons to the Board, periodically reviews and recommends to the Board updates to the Company’s Corporate Governance Guidelines and related Company policies and oversees an annual evaluation of the Board and its committees. The Governance and Nominating Committee Charter provides a more detailed description of the responsibilities and duties of the Governance and Nominating Committee. For information on how to obtain a copy of the Governance and Nominating Committee Charter, please see page 65.

In performing its duties, the Governance and Nominating Committee meets at least four times each calendar year. The Chief Executive Officer and the Secretary of the Company typically attend the meetings of the Governance and Nominating Committee. An agenda for each such meeting is provided in advance to the members of the Governance and Nominating Committee.

The Board determined that each member of the Governance and Nominating Committee satisfies the independence requirements of the rules and listing standards of the NYSE.

Executive Committee:  The Executive Committee consists of five persons, one of whom is the President and Chief Executive Officer of the Company. The Committee held two meetings during 2007. The Executive Committee acts on behalf of the Board in certain matters, when necessary, between Board meetings.

Director Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders. The Governance and Nominating Committee did not receive, and therefore did not consider, any recommendations for director candidates for the 2008 Annual Meeting by any qualified shareholder.

The Governance and Nominating Committee uses the following process to identify and evaluate director nominee candidates. Any qualified individual or group, including shareholders, incumbent directors and members of top management, may at any time propose a candidate to serve on the Board. Background information on proposed candidates is forwarded to the Governance and Nominating Committee. The Governance and Nominating Committee reviews forwarded materials relating to prospective candidates in the event of a director vacancy. A candidate selected from the review is interviewed by each member of the Governance and Nominating Committee, unless the member waives the interview requirement. If approved by the Governance and Nominating Committee, the candidate will be recommended to the full Board for consideration. The Governance and Nominating Committee evaluates shareholder-recommended candidates in the same manner as it evaluates all other candidates.

The selection criteria for board members includes the following:

•	established leadership reputation in his or her field;

•	recognition for good business judgment;

•	active in business;

•	knowledge of business on a national/global basis;

•	high ethical standards;

•	familiarity with the field of telecommunications services;

•	commitment to board/committee meeting attendance; and

•	contribution to gender, racial and/or geographical diversity of Board.

DIRECTOR COMPENSATION

Director Compensation Arrangements

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors spend in fulfilling their duties to the Company as well as the skill-level required.

Compensation for Employee Directors

Directors who are also employees of the Company (or any subsidiary of the Company) receive no additional compensation for serving on the Board or its committees.

General Compensation Policy for Non-Employee Directors

Directors who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) receive an annual retainer ($30,000 in 2007 and increased to $50,000 for 2008) plus $2,000 for each Board and committee meeting attended. This increase in the annual retainer is intended to make the board’s total compensation package more comparable to other publicly traded companies, thereby helping the board to attract and retain qualified directors. The chairperson of the Audit and Finance Committee receives a $17,500 annual retainer, the chairperson of the Compensation Committee receives a $10,000 annual retainer and the chairperson of the Governance and Nominating Committee receives a $8,500 annual retainer. The members of the Audit and Finance Committee receive a $5,000 annual retainer and members of each of the Compensation Committee and the Governance and Nominating Committee receive a $2,500 annual retainer. In addition to the applicable retainers and meeting fees described above, Mr. Cox, Chairman of the Board, also receives an additional director fee determined by the Board annually ($180,000 for 2007 and $180,000 for 2008) for his service as Chairman.

Non-Employee Directors Deferred Compensation Plan

The Cincinnati Bell Inc. Deferred Compensation Plan for Outside Directors (the “Directors Deferred Compensation Plan”) currently allows each non-employee director of the Company to choose to defer receipt of all or a part of his or her director fees and annual retainers and to have such deferred amounts credited to an account of the director under the plan. A non-employee director may also choose to have such deferrals assumed to be invested among a number of investment options that are designated for this purpose by the Compensation Committee of the Board, and his or her account under the plan is adjusted by the investment returns that would result if such amounts were assumed to be invested in the investment options that he or she chooses.

In addition, each non-employee director of the Company on the first business day of the year, both in each of 2007 and 2008, had his or her account under the Directors Deferred Compensation Plan credited on such date with an amount equal to the value of 6,000 common shares of the Company. Subject to future changes in the plan, each non-employee director of the Company may, in the discretion of the Board, also have his or her account under the plan credited on any other date with an amount equal to the value of a number of Company common shares determined by the Board. The Board will exercise its discretion in crediting amounts to the plan accounts of the non-employee directors with the intent that such credits, together with other compensation that either is paid in the form of Company common shares or has its value determined in relation to the value of common shares (such grants and such other compensation referred to as “Company equity-based compensation”), provide Company equity-based compensation for the Company’s non-employee directors that each year is approximately equal to the median level of the value of equity-based compensation provided by a group of comparable peer group companies to such other companies’ non-employee directors. A non-employee director’s account under the plan is also adjusted by the investment returns that would result if such amounts were assumed to be invested exclusively in common shares of the Company. A non-employee director will generally be vested in the amounts credited to his or her account under the plan only if he or she completes at least five years of active service as a non-employee director of the Company (with a fraction of a year of service as a non-employee director being rounded up or down to the nearest whole year) or if he or she dies while a member of the Board.

A non-employee director of the Company who served as a non-employee director prior to the last fiscal year may also have had additional amounts credited to his or her account under the Directors Deferred Compensation Plan based on his or her deferral of director fees and annual retainers for earlier years or on other extra amounts that were credited by the Company to his or her account under the plan prior to such year. The portion of a non-employee director’s account under the plan that is attributable to such earlier credited amounts is also adjusted by the investment returns that would result if such amounts were assumed to be invested in investment options that he or she chooses, in common shares or in other investments, depending on the particular credits that are involved.

Other than for certain circumstances described below and subject to future changes in the Directors Deferred Compensation Plan, a non-employee director of the Company can, if he or she complies with specific election rules and procedures set forth in or adopted under the plan and with the requirements of applicable law (including the American Jobs Creation Act of 2004, which generally applies to any compensation of a non-employee director that is credited to his or her account under the plan in 2005 or any later year), elect that the vested amounts credited to his or her account under the Directors Deferred Compensation Plan will not be received by him or her (and thereby generally will not be subject to federal income tax) until after he or she has ceased to be a member of the Board or until a specific year he or she chooses that is not earlier than the year in which the sixth anniversary of his or her deferral election occurs. When the vested amounts are to be paid, he or she generally may elect to have the amounts distributed in a lump sum or in up to ten annual installments.

Each payment made to a non-employee director of the vested amounts credited to his or her account under the Directors Deferred Compensation Plan is made in the form of cash to the extent such amounts are deemed to be invested under the plan other than in common shares and will be distributed in the form of common shares to the extent such amounts are deemed to be invested under the plan in such shares; except that (i) the vested portion of his or her account under the plan that is attributable to the annual credits that are or have been made to his or her plan account for serving as a member of the Board and (ii) the value of any vested amount that is deemed to be invested in a fractional common share will, in each such case, only be paid in cash.

The Company will reimburse a non-employee director for all reasonable commissions or similar costs he or she incurs in selling any common shares he or she receives under the Directors Deferred Compensation Plan, or make arrangements to permit the director to have such shares sold without commissions or similar fees charged to him or her, if the director wants to sell such shares shortly (generally within two weeks) after he or she receives them.

The Directors Deferred Compensation Plan provides three exceptions to the rules regarding the timing of distributions of a non-employee director’s account under the plan: (i) in the event of a change in control of the Company; (ii) at the election of the non-employee director in the event of severe financial hardship; and (iii) at the election of the non-employee director if he or she agrees to certain forfeitures and restrictions (although under the American Jobs Creation Act of 2004, this final exception cannot apply to amounts attributable to compensation credited on or after January 1, 2005 to a non-employee’s account under the plan).

Until paid, all amounts credited to a non-employee director’s account under the Directors Deferred Compensation Plan are not funded or otherwise secured, and all payments under the plan are made from the general assets of the Company.

The Directors Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a non-employee director’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs creation Act of 2004, and will make further amendments as necessary to comply with the regulations adopted by the IRS to implement the Act.

Non-Employee Directors Stock Option Plans

The Company grants its non-employee directors stock options to purchase common shares and/or time-based restricted shares under the Cincinnati Bell Inc. 2007 Stock Option Plan for Non-Employee Directors (the “2007 Directors Stock Option Plan”). Pursuant to the current terms of such plan, each non-employee director of the Company, at the discretion of the Board, may be granted:

•

a stock option for a number of common shares and/or a number of restricted common shares (as determined by the Board) on the first day of his or her initial term of office as a non-employee director of the Company; and

•

a stock option for a number of common shares and/or a number of restricted common shares (as determined by the Board) on the date of each annual meeting, if such director first became a non-employee director of the Company before the date of such annual meeting and continues in office as a non-employee director after such meeting.

On the date of the 2007 Annual Meeting, each non-employee director in office immediately prior to such annual meeting and continuing in office thereafter received a stock option grant for 9,000 common shares. Effective in 2008, the Board eliminated both the grant of the stock option for a non-employee director’s initial term and the annual stock option grant to incumbent directors after each annual meeting. Instead, the Board has decided to grant restricted common shares with an aggregate value of $35,000 on the date of grant to each incumbent, non-employee director at each annual meeting of shareholders, beginning with the 2008 Annual Meeting of Shareholders. These restricted shares awards will not vest until the third anniversary of the grant date and payment of such grants will be deferred until such non-employee director ceases to be a director of the Company.

The Board will exercise its discretion in granting such options and/or restricted common shares with the intent that such grants, together with other Company equity-based compensation, provide Company equity-based compensation for the Company’s non-employee directors that each year is competitive with the value of equity-based compensation provided by comparable companies to their non-employee directors.

A non-employee director of the Company who served as a non-employee director prior to April 28, 2007 may also have had additional stock options granted to him or her before such date under the Cincinnati Bell Inc. 1997 Stock Option Plan for Non-Employee Directors (the “1997 Directors Stock Option Plan”). The 1997 Directors Stock Option Plan expired and no awards were granted under the plan after April 28, 2007.

Each stock option granted to a non-employee director under the 1997 and 2007 Directors Stock Option Plans requires that, upon the exercise of the option, the price to be paid for the common shares that are being purchased under the option will be equal to 100% of the fair market value of such shares as determined at the time the option is granted.

With certain exceptions provided in each of the 1997 and 2007 Directors Stock Option Plans, a non-employee director of the Company who is granted an option under the plan generally will have ten years from the date of the grant of the option to elect to exercise the option.

In general, each restricted share award will require that the restrictions not lapse in full unless the non-employee director continues to serve as a director of the Company for at least three years after the award grant date or ends service as a Company director under special circumstances (e.g., death, disability, or attaining retirement age).

Actual Director Compensation in 2007 Fiscal Year

The following table shows the compensation paid to our non-employee directors for the 2007 fiscal year.

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)(d)	Option Awards ($) (c)(d)	Total ($)
Bruce L. Byrnes	88,250	39,738	16,129	144,117
Philip R. Cox	288,000	32,408	16,129	336,537
Robert W. Mahoney	83,500	24,707	16,129	124,336
Daniel J. Meyer	105,375	32,010	16,129	153,514
Michael G. Morris	87,875	34,453	16,129	138,457
Alex Shumate	67,500	16,712	16,129	100,341
John M. Zrno	—	32,010	95,239	127,249
David B. Sharrock (Resigned)	40,375	26,034	16,129	82,538

(a)	Board fees included deferred compensation during 2007 for those directors who deferred some or all of their cash retainer/fees.
(b)	The values reflect the FAS 123(R) expense the Company recorded in 2007. Each non-employee director had his account under the Directors Deferred Compensation Plan credited with an amount equal to the value of 6,000 common shares of the Company on January 3, 2007. The values reflect an increase in the value of the 2007 award resulting from the change in the Company’s closing stock price on January 3, 2007 of $4.65 to $4.75 at December 31, 2007. The values also reflect an increase in the value of awards granted in prior years resulting from the change in the Company’s closing stock price of $ $4.57 at December 31, 2006 to $4.75 at December 31, 2007. All directors, except for Messrs. Byrnes, Mahoney, Morris and Shumate, are 100% vested in these awards. For a discussion of the valuation assumptions and methodology, see Note 14 to the Company’s Consolidated Financial Statements included in the Annual Report of Form 10-K for the year ended December 31, 2007.
(c)	On the date of the 2007 Annual Meeting of Shareholders (May 3, 2007), each director was granted a stock option for 9,000 shares. In addition, Mr. Zrno elected and received his annual retainer and director’s fees, which totaled $89,500 for 2007, in the form of a grant of a stock option for 48,400 common shares instead of cash. The values reflect both the grant date fair value and the FAS 123(R) expense the Company recorded in 2007 as these stock options were fully vested on the date of grant. For a discussion of the valuation assumptions and methodology, see Note 14 to the Company’s Consolidated Financial Statements included in the Annual Report of Form 10-K for the year ended December 31, 2007.
(d)	As of December 31, 2007, the non-employee directors (and former director) held an aggregate of 203,117 stock awards and an aggregate of 1,702,225 options, as set forth below:

Name	Number of Stock Awards Outstanding As of December 31, 2007	Number of Options Outstanding As of December 31, 2007
Bruce L. Byrnes	19,500	61,000
Philip R. Cox	39,221	91,925
Robert W. Mahoney	18,000	52,000
Daniel J. Meyer	25,500	97,000
Michael G. Morris	19,500	61,000
Alex Shumate	12,000	43,000
John M. Zrno	25,500	1,208,050
David B. Sharrock (Resigned)	43,896	88,250

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2007, the members of the Compensation Committee included Messrs. Byrnes, Cox, Meyer, Morris and, for a portion of the year, Mr. Sharrock. None of the Compensation Committee’s current members has at any time been an officer or employee of the Company. None of the Company’s executive officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

CODE OF BUSINESS CONDUCT AND CODES OF ETHICS

The Company has a Code of Business Conduct applicable to all officers and employees that describes requirements related to ethical conduct, conflicts of interest and compliance with laws. In addition to the Code of Business Conduct, the Chief Executive Officer and senior financial officers are subject to the Code of Ethics for Senior Financial Professionals and the directors are subject to the Code of Ethics for Directors.

For information on how to obtain a copy of the Company’s Code of Business Conduct, Code of Ethics for Senior Financial Professionals or Code of Ethics for Directors, please see page 65.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship (i) in which the Company is a participant, (ii) in which the transaction has an aggregate value greater than $120,000, and (iii) in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common shares;

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any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common shares; or

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any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

The Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Ethics for Directors and the Company’s Code of Business Conduct require directors, officers and all other members of the workforce to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. The Company’s Code of Business Conduct, Code of Ethics for Senior Financial Officers and Code of Ethics for Directors generally require (i) a director to promptly disclose to the Governance and Nominating Committee any potential or actual conflict of interest involving him or her and (ii) an employee, including the executive officers, to promptly disclose a conflict of interest to the General Counsel. The Governance and Nominating Committee (and, if applicable, the General Counsel) determines an appropriate resolution to actual or potential conflicts of interest on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in the Company’s applicable filings with the Securities and Exchange Commission as required under SEC rules. In 2007, the related party transactions required to be disclosed are as follows:

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Mr. Cassidy, a director and President and Chief Executive Officer of the Company, serves as a trustee for the Boomer Esiason Foundation (the “Foundation”), a non-profit corporation established to provide support to find a cure for cystic fibrosis. In 2007, the Company donated approximately $375,000 of in-kind services to the Foundation. The Company believes that Mr. Cassidy received no personal benefit in connection with the Company providing these in-kind services and, therefore, has no interest in this transaction.

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Mr. Byrnes, a director of the Company, is an executive officer of The Procter & Gamble Company (“P&G”). The Company provides certain telecommunication services to P&G. A substantial portion of the services provided to P&G are provided by the Company as a public utility at rates fixed in conformity with law. All other services were provided by the Company in the ordinary course of its business under competitive marketplace conditions and on terms that were reasonable and in the best interests of the Company. The aggregate amount paid by P&G for the Company’s services in 2007 was approximately $9 million. The Company believes that Mr. Byrnes received no personal benefit in connection with the Company providing these services and, therefore, has no interest in these transactions.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Company’s Amended Regulations provide that the Board shall consist of not less than nine nor more than 17 persons, with the exact number to be fixed and determined by resolution of the Board or by resolution of the shareholders at any annual or special meeting of shareholders. The Board has determined that the Board shall consist of 10 members. With the resignation of Carl Redfield in November 2006 and the resignation of David B. Sharrock in October 2007, the Board of the Company presently has eight members, one of whom is an officer of the Company, and two vacancies. The Board may fill these vacancies at any time. The Board continues to seek and consider candidates to fill these vacancies. Any vacancy may be filled by the Board in accordance with law and the Company’s Amended Regulations for the remainder of the full term of the vacant directorship.

The Company’s Amended Articles of Incorporation currently provide for the directors to be divided into three classes of approximately equal size. As a result of the vacancies on the Board created by the resignations of Messrs. Redfield and Sharrock, the classes of directors were no longer balanced. Since the Company’s Amended Articles of Incorporation contemplate classes of directors of approximately equal size, the Governance and Nominating Committee and the Board of Directors decided on October 31, 2007 to move Bruce L. Byrnes from a Class III director to a Class I director, without extending his term. As a result of this reclassification, the three classes of directors now contain two (Class I), three (Class II) and three (Class III) members, and, therefore, are of approximately equal size. When these vacancies on the Board are filled, the Board will do so in a manner that maintains the classes of approximately equal size.

Generally, at each Annual Meeting of Shareholders, directors constituting one class are elected for three-year terms. However, because the directors whose terms are expiring are from multiple classes and nominees are being proposed for multiple classes, not all directors at this Annual Shareholder Meeting will be elected to a three-year term. Instead, upon election, the terms of the three directors in Class III will expire in 2011 and the term of the one director in Class I will expire in 2009 (corresponding with the expiration of the other Class I director). The term of the other director in Class I expires in 2009. The terms of the three directors in Class II expire in 2010. The directors of each class will serve until their respective successors are elected and qualified.

The Board nominated John F. Cassidy, Robert W. Mahoney and Daniel J. Meyer, all of whom are incumbent directors, as Class III directors, to serve until the 2011 Annual Meeting of Shareholders and Bruce L. Byrnes, an incumbent director, as a Class I director, to serve until 2009. Since the Company’s retirement policy applicable to Board members provides that directors cannot continue to serve on the Board past the annual meeting following their attaining the age of 72, Messrs. Mahoney and Meyer will serve only until the annual meeting in 2009, at which time their retirements will cause two vacancies in the Class III directorships.

If, at the time of the Annual Meeting, one or more of the nominees should be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees, if any, and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees will be unavailable or unable to serve.

Information regarding the business experience of each nominee is provided below.

Our Recommendation

The three director nominees for Class III who receive the greatest number of votes will be elected to the Board as Class III directors and the one director nominee for Class I who receives the greatest number of votes will be elected to the Board as a Class I director. Abstentions from voting will have no effect on the outcome of the election and, since the Company believes this matter to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion. The Board recommends election of each of the nominees.

The following are brief biographies of each director of the Company, including those nominated for election.

NOMINEES FOR CLASS III DIRECTORS

(Terms Expire in 2011)

John F. Cassidy	Mr. Cassidy has been the President and Chief Executive Officer of Cincinnati Bell Inc. since July 2003 and a director of Cincinnati Bell Inc. since September 2002. Among other positions held with the Company, he has been President and Chief Operating Officer of Cincinnati Bell Telephone Company since May 2001; and President of Cincinnati Bell Wireless Company since 1997. Director since 2002. Age 53.
Robert W. Mahoney	Mr. Mahoney is retired. He served as Chairman of the Board and Chief Executive Officer of Diebold, Inc. (a manufacturer of automated self-service transaction systems) from 1988 until April 2000. He is a director of The Timken Company and The Sherwin-Williams Company. Director since 2004. Age 71.
Daniel J. Meyer	Mr. Meyer is retired and the former Chairman and Chief Executive Officer of Milacron, Inc. (a manufacturer of metal working fluids and plastics processing machinery and systems) from 1991 through May 2001. He is a director of AK Steel Holding Corporation and Hubbell Incorporated. Director since 1999. Age 71.

NOMINEES FOR CLASS I DIRECTOR

(Term Expires in 2009)

Bruce L. Byrnes	Mr. Byrnes is currently Vice Chairman — Global Brand Building Training of The Procter & Gamble Company (a consumer products company). Prior to that, he was Vice Chairman and President — Global Household Care of The Procter & Gamble Company. From 2002 through 2004, he served The Procter & Gamble Company as Vice Chairman of the Board and President — Global Beauty & Feminine Care and Global Health Care. He is a director of The Procter & Gamble Company. Director since 2003. Age 59.

CLASS I DIRECTOR

(Term Expires in 2009)

Alex Shumate	Mr. Shumate has been the managing partner of the Columbus office of Squire, Sanders & Dempsey L.L.P. (an international law firm) since 1991. He is a director of Nationwide Financial Services and Wm. Wrigley Jr. Company. Director since 2005. Age 57.

CLASS II DIRECTORS

(Terms Expire in 2010)

Phillip R. Cox	Mr. Cox has been President and Chief Executive Officer of Cox Financial Corporation (a financial planning services company) since 1972. He is a director of the Federal Reserve Bank of Cleveland, Duke Energy Corporation, The Timken Company, Touchstone Mutual Funds, Long Stanton Manufacturing Company and a member of the Board of Trustees for the University of Cincinnati. Director since 1993. Age 60.

Michael G. Morris	Mr. Morris has been the President and Chief Executive Officer of American Electric Power (an electric and gas utility) since January 2004 and the Chairman of American Electric Power since February 2004. Before joining American Electric Power, he was the Chairman, President and Chief Executive Officer of Northeast Utilities System from 1997 through December 2003. He is a director of The Hartford Financial Corp. Director since 2003. Age 61.

John M. Zrno	Mr. Zrno is retired. He was President and Chief Executive Officer of IXC Communications, Inc. (a telecommunications company) from June 1999 through November 1999. He served as President and Chief Executive Officer of ALC Communications Corporation from 1988 through 1995. He is a director of BullsEye Telecom. Director since 1999. Age 69.

APPROVAL OF A COMPANY PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS AND REQUIRE ANNUAL ELECTION OF DIRECTORS

(Item 2 on the Proxy Card)

Proposal:	To amend the Company’s Restated Amended Articles of Incorporation to declassify the Board of Directors and to approve an amendment to the Company’s Amended Regulations to require the annual election of directors.

The Board is submitting a proposal to shareholders to amend the Company’s Restated Amended Articles of Incorporation (the “Amended Articles of Incorporation”) to declassify the Board of Directors and to amend the Company’s Amended Regulations to require the annual election of directors.

Currently, the Board is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. If the proposed amendments to the Amended Articles of Incorporation and to the Amended Regulations are approved, directors will be elected to one-year terms of office starting at the 2009 annual meeting of shareholders. If the action is approved, the declassification of the Board will transition as follows:

•	Current directors, including those elected to three-year terms at the 2008 annual meeting, will continue to serve the remainder of their elected terms; and

•	Starting with the Annual Meeting of Shareholders in 2009, directors will be elected annually, so that by the annual meeting of shareholders in 2011, all directors will be elected annually.

The Governance and Nominating Committee and the Board carefully considered the advantages and disadvantages of maintaining the classified Board structure. They considered that the overlapping three-year terms of directors are designed to provide stability, enhance long-term planning and insure that, at any given time, there are directors serving on the Board who are familiar with the Company and our business and strategic goals. Staggered terms also give new directors an opportunity to gain knowledge about our business and strategies from experienced directors and may assist us in attracting director candidates interested in making a long-term commitment to us and our shareholders. A classified board structure arguably also enhances the independence of the non-management members of the Board.

The Committee and Board also considered the views that a classified board structure reduces director accountability to shareholders and diminishes shareholder influences over a corporation’s policies. In addition, the Committee and the Board considered that many U.S. public companies have eliminated their classified board structures in recent years in favor of annual director elections.

After weighing all of these considerations, the Governance and Nominating Committee recommended to the Board the elimination of staggered director terms. The Board has approved the proposed amendment to the Amended Articles of Incorporation to eliminate Article Fifth which requires staggered terms for directors and to add a new Section 2 to Article II of the Amended Regulations (and renumber the remaining sections of Article II accordingly) to provide for annual election of directors. The new Section 2 to Article II of the Amended Regulations would read as follows:

Section 2. Election and Term.  Except as otherwise provided by law, the Articles of Incorporation of the Company or these Regulations, directors shall be elected at the annual meeting of shareholders to serve one-year terms and until their successors are elected and qualified; provided, however, that directors serving on the date of the annual meeting of shareholders in 2008, including those elected at such meeting, shall continue to serve the remainder of their elected terms. The number of directors of the corporation shall be fixed from time to time in accordance with the Regulations and may be increased or decreased as herein provided.

Vote Required

Adoption of the proposed amendments to the Company’s Amended Articles of Incorporation and Amended Regulations requires both (i) the affirmative vote of the holders of two-thirds of the issued and outstanding common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class and (ii) the affirmative vote of the holders of a majority of disinterested shares voted on the proposal. Accordingly, in determining the vote of the issued and outstanding common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class (subclause (i) above), abstentions from voting and broker non-votes will have the effect of a vote against the proposed amendment and, in determining the vote of disinterested shares voted (subclause (ii) above), abstentions from voting and broker non-votes will have no effect on the vote.

If approved, this amendment will become effective upon the filing of a Certificate of Amendment to the Company’s Amended Articles of Incorporation with the Secretary of State of Ohio. The Company would make such filing promptly after approval of the proposal at the annual meeting. The directors elected at the 2009 annual meeting of shareholders would then be elected to serve one-year terms.

For purposes of the above vote, “disinterested” shares means voting shares beneficially owned by any person not an interested shareholder or an affiliate or associate of an interested shareholder. An interested shareholder, with respect to the Company, means a person, other than the Company, a subsidiary of the Company, any employee stock ownership or benefit plan of the Company or a subsidiary of the Company, or any trustee or fiduciary with respect to any such plan acting in such capacity, who is the beneficial owner of a sufficient number of shares of the Company that, when added to all other shares of the Company in respect of which that person may exercise or direct the exercise of voting power, would entitle that person, directly or indirectly, alone or with others, including affiliates and associates of that person, to exercise or direct the exercise of ten percent (10%) of the voting power of the Company in the election of directors after taking into account all of that person’s beneficially owned shares that are not currently outstanding.

The Board recommends a vote FOR the proposed amendments.

Effect of Management Vote on Proposal

Since the directors and officers of the Company own beneficially 8,091,316 voting securities or 3.3 percent of the outstanding voting securities, their votes are not likely to have a material impact on whether the proposal is adopted.

APPROVAL OF A COMPANY PROPOSAL

TO REQUIRE A MAJORITY VOTE FOR THE ELECTION OF A DIRECTOR

(Item 3 on the Proxy Card)

Proposal:	To amend the Company’s Restated Amended Articles of Incorporation to require a majority vote for the election of a director and to approve an amendment to the Company’s Amended Regulations addressing “holdover” directors.

Current Standard

Prior to January 1, 2008, Ohio law mandated that directors be elected by a plurality of the votes cast; that is, director nominees with the most votes cast in their favor are elected, notwithstanding any withheld votes or votes against their election. Effective January 1, 2008, Ohio law has been amended to allow companies to provide for a majority vote for the election of a director by providing that, unless the Articles of Incorporation otherwise provide, directors are elected by a plurality of the votes cast. The Company’s Amended Articles of Incorporation are silent on this issue presently. As a result, the plurality standard governs the election of directors of the Company.

Description of Amended Articles of Incorporation Amendment and Amended Regulations Amendment Generally

The Board has adopted and now recommends shareholder approval of proposals to amend: (i) the Company’s Amended Articles of Incorporation to require that a candidate in an uncontested election for director receive a majority of the votes cast in order to be elected as a director, and (ii) the Company’s Amended Regulations to handle “holdover” director issues. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard would continue to be a plurality of the votes cast.

Background

Shareholders of many public companies have recently urged that directors be required to receive a majority of the votes cast in favor of their election rather than the generally applicable plurality standard (which simply requires more votes than those of any other candidate). In fact, last year, the Company received such a proposal from one of its shareholders; however, Ohio law at that time did not permit a majority vote standard and, as such, the proposal was not submitted to the shareholders last year. The Company agreed with that shareholder to support such standard at a time when the Ohio law allowed. In response to similar shareholder requests, a number of public companies have recently adopted charter or bylaw provisions requiring a majority vote standard and/or bylaws or corporate governance guidelines requiring that a director not receiving such a majority submit his or her resignation to the Board or one of its committees. The resignation policy or bylaw is designed to deal with the typical state law provision that provides that a director remains in office until his successor is elected, even if the director has not received a vote sufficient for re-election (a “holdover director”).

The Governance and Nominating Committee and the Board of Directors have carefully considered the arguments for and against a majority vote standard. The plurality standard provides greater certainty that the annual election will result in a full and duly elected board of directors. However, the Board also recognizes that requiring a majority of the votes cast insures that only directors with broad acceptability among the voting shareholders will be seated on the Board and enhances the accountability of each Board member to the shareholders. Therefore, the Board has concluded that the majority vote standard and the director resignation provisions would be in the best interest of the Company.

Amendment of Amended Articles of Incorporation

Under Ohio law, a standard other than a plurality may only be used if it is specified in the Articles of Incorporation. If the amendment is approved, a new Article of the Company’s Amended Articles of Incorporation will be added to read as follows:

[FIFTH][TENTH]*: Except as otherwise provided in Article Fourth regarding the election of directors by the holders of any series of Preferred Shares, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

If approved, this amendment will become effective upon the filing of a Certificate of Amendment to the Company’s Amended Articles of Incorporation with the Secretary of State of Ohio. The Company would make such a filing promptly after approval of the proposal at the annual meeting. The new standard would then be applicable to the election of directors at the 2009 annual meeting of shareholders.

*	The numbering of the Article to be added if this proposal (the “Majority Vote Proposal”) is adopted will depend on whether the Company proposal to declassify the Board of Directors (Item 2 on the Proxy Card) (the “Declassification Proposal”) is approved by the shareholders. If the Declassification Proposal is approved, the new Article will be numbered “FIFTH”; but if the Declassification Proposal is not approved, the new Article will be numbered “TENTH.”

Amendment of Amended Regulations

Under Ohio law, a director continues to serve in office until his or her successor is elected or until there is a decrease in the number of directors, even if the director is a candidate for re-election and does not receive the required vote. To address the potential for such a “holdover director” if the new majority vote standard is adopted, the Board has approved a new provision to be added to the Company’s Amended Regulations as a Section of Article II (and the remaining sections of Article that would be renumbered accordingly) to read as follows.

[Section 2] [Section 3].** Failed Director Election/Director Resignation.  If a nominee for director is not elected and the nominee is an incumbent director, the director shall promptly tender his or her resignation to the board of directors, subject to acceptance by the board of directors. The Governance and Nominating Committee will make a recommendation to the board of directors as to whether to accept or reject the director’s resignation or whether other action should be taken. The board of directors will act on the tendered resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance and Nominating Committee in making its recommendation and the board of directors in making its decision may consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the board of directors with respect to his or her resignation.

If a director’s resignation is accepted by the board of directors pursuant to this Regulation, or if a nominee for director is not elected and the nominee is not an incumbent director, the board of directors may fill the resulting vacancy pursuant to Section 5 of Article II of the Regulations or may decrease the size of the board pursuant to the provisions of Section 1 of Article II of the Regulations.

The provision will become effective upon shareholder approval of the amendment described herein and upon filing of the Certificate of Amendment described above. A holdover director issue only arises if the majority voting standard is adopted.

The new Regulation provision provides that, if an incumbent director is nominated but not re-elected, the director shall tender his or her resignation to the Board, subject to acceptance by the Board. The Governance and Nominating Committee will make a recommendation to the Board concerning such resignation, and the Board will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind its decision within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.

If a director’s resignation is accepted by the Board pursuant to the proposed regulation, or if a nominee for director is not elected and the nominee is not an incumbent director, the Board may fill the resulting vacancy or may decrease the size of the Board pursuant to other provisions of the Amended Regulations.

**	The numbering of the Section to be added to Article II of the Amended Regulations if the Majority Vote Proposal is adopted will depend on whether the Company’s Declassification Proposal is approved by the shareholders. If the Declassification Proposal is approved, the new Section to Article II will be numbered “Section 3”; but if the Declassification Proposal is not approved, the new Section to Article II will be numbered “Section 2.”

Vote Required

The proposals to amend the Amended Articles of Incorporation to require a majority vote for election of a director and to amend the Amended Regulations to handle any holdover directors are being presented for approval together as a package because, if the majority vote standard is not approved, there are no holdover director issues. Under plurality voting, the directors who receive the most votes are elected and, therefore, there are no holdover directors.

Adoption of the proposed amendments to the Amended Articles of Incorporation and the Amended Regulations requires the affirmative vote of the holders of two-thirds of the issued and outstanding common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class. Accordingly, abstentions from voting and broker non-votes will have the effect of a vote against the proposed amendments.

The Board recommends a vote FOR the proposed amendments.

Effect of Management Vote on Proposal

Because the directors and officers of the Company own beneficially 8,091,316 voting shares or 3.3 percent of the outstanding voting securities, their votes are not likely to have a material impact on whether the proposal is adopted.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 4 on the Proxy Card)

The Company’s Audit and Finance Committee Charter provides that the Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the Company’s Independent Accountants.

On January 24, 2008, the Audit and Finance Committee retained Deloitte & Touche LLP as its Independent Accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2008.

The Company is asking the shareholders to ratify its appointment of Deloitte & Touche LLP as Independent Accountants of the Company for the fiscal year ending December 31, 2008. If the shareholders do not ratify this appointment, the Audit and Finance Committee will consider the results of the vote and determine whether to recommend and appoint a different independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2008.

One or more members of the firm of Deloitte & Touche LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to answer questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as Independent Accountants requires the affirmative vote of the holders of a majority of the common shares and 6 3/4% Cumulative Convertible Preferred Shares, voting as one class, present or represented at the annual meeting, in person or by proxy, and entitled to vote on this proposal. Abstentions will have no effect on the vote. Since the Company believes this proposal to be “routine,” broker non-votes will likely be voted by the organizations holding such shares in their discretion.

The Board recommends a vote FOR such ratification.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Audit and Finance Committee Report and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board has reviewed and discussed the Company’s audited financial statements with the management of the Company and has reviewed a report from management assessing the Company’s internal controls. The Audit and Finance Committee has discussed with Deloitte & Touche LLP, the Company’s Independent Accountants for the fiscal year ended December 31, 2007, the matters required to be discussed by the Statement on Auditing Standards No. 114 and Rule 2-07 of Regulation S-X. The Audit and Finance Committee has also received the written disclosures and letter from the Independent Accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Deloitte & Touche LLP their independence with respect to the Company, and has considered the question of whether the auditors’ provision of non-audit services was compatible with the Independent Accountants maintaining their independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit and Finance Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2007.

The Board has determined that each member of the Audit and Finance Committee satisfies the independence requirements of the rules and regulations of the SEC and the independence and other requirements of the rules and listing standards of the NYSE. The Board has determined that Daniel J. Meyer, Robert W. Mahoney and John M. Zrno are audit committee financial experts as defined in the rules and regulations of the SEC and that each member of the Committee is financially literate as defined by the rules and listing standards of the NYSE.

AUDIT AND FINANCE COMMITTEE

Daniel J. Meyer, Chairman

Phillip R. Cox

Robert W. Mahoney

Michael G. Morris

John M. Zrno

INDEPENDENT ACCOUNTANTS

Audit Fees

Deloitte & Touche LLP was the Company’s Independent Accountants for the 2006 and 2007 fiscal years. Aggregate fees for professional services rendered for the Company by Deloitte & Touche LLP for the years ended December 31, 2007 and December 31, 2006 were as follows:

	2007	2006
Audit Fees	$1,795,200	$1,616,500
Audit Related Fees	152,700	322,143
Tax Fees	—	—
All Other Fees	536,981	—

Total	$2,484,881	$1,938,643

Audit Fees

The audit fees for the years ended December 31, 2007 and 2006 were for services rendered in connection with the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s reports filed with the SEC and services related to requirements established by the Sarbanes-Oxley Act of 2002.

Audit Related Fees

The audit related fees for the years ended December 31, 2007 and 2006 were for professional services rendered for the audits of the Company’s employee benefit plans filed with the SEC, due diligence services and various accounting consultations.

Tax Fees

The Company did not pay Deloitte & Touche LLP any tax fees for the years ended December 31, 2007 or 2006.

All Other Fees

All other fees for the year ended December 31, 2007 were for assistance with a small and medium size business market opportunity assessment.

Engagement of the Independent Accountants and Pre-Approval Policy

In accordance with its charter, the Audit and Finance Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace the Independent Accountants. The Audit and Finance Committee has the sole authority to approve all audit engagement fees and terms. In addition, the Audit and Finance Committee, or the Chairperson of the Audit and Finance Committee between regularly scheduled meetings, must pre-approve all services provided to the Company by the Company’s Independent Accountants.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, the Audit and Finance Committee pre-approved every engagement of Deloitte & Touche LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries during the years ended December 31, 2007 and 2006.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares as of December 31, 2007 by each beneficial owner of more than five percent (5%) of the common shares outstanding known by the Company. No beneficial owner owns more than five percent (5%) of the 6 3/4% Cumulative Convertible Preferred Shares.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned		Percent Of Common Shares
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	18,132,723	(a)	7.3	% (a)

FMR LLC 82 Devonshire Street Boston, MA 02109	17,763,736	(b)	7.2	% (b)

GAMCO Investors, Inc. and affiliates One Corporate Center Rye, NY 10580	12,704,969	(c)	5.1	% (c)

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	13,894,061	(d)	5.6	% (d)

(a)	As reported on Schedule 13G filed on February 5, 2008 by Barclays Global Investors, N.A., as of December 31, 2007, Barclays Global Investors, N.A. had sole voting power for 8,705,490 common shares and sole dispositive power for 9,894,390 common shares and Barclays Global Fund Advisors had sole voting and dispositive power for 8,238,333 common shares.
(b)	As reported on Schedule 13G filed on February 14, 2008 by FMR LLC, as of December 31, 2007, FMR LLC had sole voting power for 592,760 common shares and sole dispositive power for 17,763,736 common shares.
(c)

As reported on Schedule 13D filed on January 9, 2008 by GAMCO Investors, Inc., Gabelli Funds, LLC has sole voting and dispositive power for 4,787,363 common shares, GAMCO Asset Management Inc. has sole voting power for 7,521,606 common shares and sole dispositive power for 7,824,606 common shares, MJG Associates, Inc. has sole voting and dispositive power for 55,000 common shares, Gabelli Securities, Inc. has sole voting and dispositive power for 33,000 common shares and Mario J. Gabelli has sole voting and dispositive power for 5,000 common shares. The amounts found in the Schedule 13D include a number of shares with respect to which certain of the reporting persons (Gabelli Funds, LLC and GAMCO Asset Management, Inc.) have the right to beneficial ownership upon the conversion of the Company’s 6 3/4% Cumulative Convertible Preferred Shares.

(d)	As reported on Schedule 13G filed on February 1, 2008 by Wells Fargo & Company, as of December 31, 2007, Wells Fargo & Company had sole voting power for 13,414,706 common shares and sole dispositive power for 13,707,539 common shares.

The following table sets forth the beneficial ownership of common shares and 6 3/4% Cumulative Convertible Preferred Shares as of February 27, 2008 (except as otherwise noted) by (i) each director and each executive officer named in the Summary Compensation Table on page 45, and (ii) all directors and executive officers of the Company as a group.

Unless otherwise indicated, the address of each director and executive officer is c/o Cincinnati Bell at the Company’s address.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned as of February 27, 2008 (unless otherwise noted) (a)		Percent Of Common Shares (c)	6 3/4% Cumulative Convertible Preferred Shares Owned as of February 27, 2008 (d)	Percent of 6 3/4% Cumulative Convertible Preferred Shares (d)
Bruce L. Byrnes	127,222		*	—	*
John F. Cassidy	4,679,862		1.9%	—	*
Phillip R. Cox	94,986		*	—	*
Rodney D. Dir	43,894		*	—	*
Kurt A. Freyberger	49,330		*	—	*
Brian G. Keating	207,610		*	—	*
Robert W. Mahoney	52,000		*	—	*
Daniel J. Meyer	108,000		*	—	*
Michael G. Morris	95,425		*	—	*
Brian A. Ross	1,022,057		*	—	*
Alex Shumate	43,000		*	—	*
Christopher J. Wilson	332,880		*	—	*
John M. Zrno	1,213,050	(b)	*	—	*

All directors and executive officers as a group (consisting of 14 persons, including those named above)	8,091,316		3.3%	—	*

*	indicates ownership of less than 1% of issued and outstanding shares.

(a)	Includes common shares subject to outstanding options under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan and the Directors Stock Option Plan that are exercisable by such individuals within 60 days. The following options are included in the totals: 61,000 common shares for Mr. Byrnes; 3,956,190 common shares for Mr. Cassidy; 91,925 common shares for Mr. Cox; 45,000 common shares for Mr. Freyberger; 160,850 common shares for Mr. Keating; 52,000 common shares for Mr. Mahoney; 97,000 common shares for Mr. Meyer; 61,000 common shares for Mr. Morris; 891,400 common shares for Mr. Ross; 43,000 common shares for Mr. Shumate; 295,050 common shares for Mr. Wilson; and 1,208,050 common shares for Mr. Zrno.
(b)	Includes 5,000 common shares held by the Zrno Family Limited Partnership.
(c)	These numbers are based upon 248,418,569 common shares issued and outstanding as of the Record Date.
(d)

These numbers represent 6 3/4% Convertible Preferred Shares. In the aggregate, the 155,250 issued and outstanding 6 3/4% Convertible Preferred Shares are represented by 3,105,000 Depositary Shares and each 6 3/4% Convertible Preferred Share is represented by 20 Depositary Shares.

Any general statement that incorporates this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 shall not be deemed to incorporate by reference this Compensation Committee Report on Executive Compensation and related disclosure. Except to the extent the Company specifically incorporates such Report and related disclosure by reference, this information shall not otherwise be deemed to have been filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in Cincinnati Bell Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE

Michael G. Morris, Chairman

Bruce L. Byrnes

Phillip R. Cox

Daniel J. Meyer

COMPENSATION DISCUSSION AND ANALYSIS

General

This Compensation Discussion and Analysis will focus on:

•	The philosophy and objectives of the Company’s executive compensation program.

•	The goals that the executive compensation program is designed to reward.

•	Each of the elements of the executive compensation program.

•	Why the Compensation Committee selected the particular elements of compensation.

•	How the Compensation Committee determines the amounts and formulas for pay.

•	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Compensation Program Philosophy and Objectives

The Company’s compensation program has the following primary philosophy and objectives:

•	Compensation must be competitive with other companies to attract and retain high-quality executives.

•

A significant portion of total executive compensation should be “at risk” and tied to the achievement of specific short-term and long-term performance objectives, principally the Company’s earnings, cash flow and the performance of the Company’s common shares, thereby linking executive compensation with the returns realized by shareholders.

•	Compensation should provide a balance among each executive’s base salary and short-term and long-term incentive components appropriate to the current and long-term goals and strategy of the Company.

Compensation Goals

The goals which are designed to be awarded by the Compensation Program are achievement of the Company’s current and long-term strategy, which is to “de-lever, defend and grow:”

•	De-lever — the Company’s generation of cash flow to repay and reduce its outstanding indebtedness.

•	Defend — the Company’s defense from incursions by its competitors of its products and services offerings in all of its market areas.

•	Grow — the Company’s pursuit of new product and service offerings as well as expansion into new markets.

Compensation Elements and General Principles

There are three elements to the Company’s executive compensation program:

•	Fixed compensation — Base salary.

•	“At-risk” annual compensation — Annual incentives paid in cash.

•

“At-risk” long-term compensation — Long-term incentives that are equity awards delivered in the form of stock options and performance units, which vest over time and represent a significant portion of the executive’s total compensation.

The Company provides these three forms of compensation to reflect competitive practices, to help accomplish its business objectives and to provide an appropriate reward for achieving short- and long-term goals related to the Company’s current strategy to defend, de-lever and grow, which should lead to increased shareholder value.

Determining the Amount of Compensation

The Compensation Committee is primarily responsible for determining executive compensation. The Compensation Committee has retained Mr. Charles Mazza, an independent compensation consultant who is retained solely by the Compensation Committee and performs no services for management, to assist it in its deliberations regarding executive compensation. The Committee has instructed Mr. Mazza to analyze and comment on various compensation proposals made by the Company and on various topics requested by the Committee. In open sessions of Compensation Committee meetings, Mr. Mazza provides opinions on various matters with respect to which the Company is making proposals to the Compensation Committee. In executive sessions of Compensation Committee meetings, Mr. Mazza addresses subjects particular to the Compensation Committee, such as compensation of the Chief Executive Officer. In such instances, Mr. Mazza presents his analysis along with the pros and cons of certain actions and his recommendations. The Compensation Committee Chair also requests Mr. Mazza to contact each member of the Compensation Committee annually as part of the Compensation Committee’s self-evaluation and report his conclusions to the Compensation Committee. In addition, the Company retains Towers Perrin, a compensation consulting firm, to assist it with various compensation-related projects during the course of the year. Typically, the Company has a discussion with Towers Perrin about a project, outlining what the objective is, and requests Towers Perrin to develop an approach to, and then complete, the project work. In some instances, the Company will request specific guidance or recommendations from Towers Perrin. For example, when appropriate, the Company requests assistance from Towers Perrin in designing specific incentive plans. In other instances, the request may be for data or information only.

One project done by Towers Perrin is conducting an annual study of marketplace compensation practices. The Compensation Committee annually benchmarks each executive’s compensation to ensure that it is in a competitive range and that an appropriate portion of it is “at risk”: that is, subject to payment only if the Company obtains certain quantitative results and the individual achieves certain qualitative results. Towers Perrin obtains, compiles and supplies to the Company and the Compensation Committee competitive compensation information. This information covers two groups:

The first peer group consists of 19 telecommunications companies. The Company, in consultation with Towers Perrin and Mr. Mazza, annually reviews the list of companies in this group to make certain that the group is appropriate, and the Compensation Committee, after review, approves the peer group. The telecommunications peer group currently includes:

• Alltel Corp.	• Mediacom Communications Corp.
• AT&T	• Qwest Communications International
• BellSouth Corp.	• Sprint Nextel Corp.
• CenturyTel Inc.	• Telephone & Data Systems
• Charter Communications Inc.	• Time Warner
• Citizens Communications Co.	• United States Cellular
• Comcast Corp.	• US LEC Corp.
• Global Crossing Ltd.	• USA Mobility Inc.
• Iowa Telecommunications Services Inc.	• Verizon
• Level 3 Communications Inc.

The second peer group is composed of 113 companies, in various industries, with annual revenues between $1 billion and $3 billion. These companies are chosen because they have annual revenues that are closely aligned with the Company’s revenues, and they provide the Company and the Compensation Committee with insight with respect to executive compensation practices across a wide cross-section of industries. These companies include:

• A.O. Smith	• Dade Behring	• InterContinental Hotels Group	• Plum Creek Timber
• Advanced Medical Optics	• Dentsply	• International Flavors & Fragrances	• PolyOne
• Alexander & Baldwin	• Discovery Communications	• International Game Technology	• Quintiles
• Allergan	• Dollar Thrifty Automotive Group	• Invitrogen	• Respironics
• American Greetings	• Donaldson	• Iron Mountain	• Rich Products
• Ann Taylor Stores	• Dow Jones	• Irving Oil	• Scotts Miracle Gro
• Applera	• Dynea USA	• J.M. Smucker	• Sensata Technologies
• Appleton Papers	• Equifax	• J.R. Simplot	• Sports Authority
• Armstrong World Industries	• Essilor of America	• Jack in the Box	• Steelcase
• Arysta LifeScience North America	• Experian Americas	• Kaman Industrial Technologies	• Tektronix
• Barr Laboratories	• FANUC Robotics America	• Kennametal	• TeleTech Holdings
• Beckman Coulter	• Fleetwood Enterprises	• King Pharmaceuticals	• Terra Industries
• BIC	• Forest Laboratories	• Level 3 Communications	• Thomas & Betts
• Bob Evans Farms	• G&K Services	• Louisiana-Pacific	• Tiffany
• Bracco Diagnostics	• GATX	• Magellan Midstream Partners	• Toro
• Brady	• Genzyme	• Makino	• Trinity Industries
• Burger King	• Gilead Sciences	• Martin Marietta Materials	• Tupperware
• Callaway Golf	• Global Crossing	• Mary Kay	• UCB
• Carestream Health	• GTECH	• MDS Pharma Services	• Valmont Industries
• Carpenter Technology	• H.B. Fuller		• Viad
• Celgene	• Harman International Industries	• Media General	• Vistar
• Cephalon	• Harsco	• MedImmune	• Vulcan Materials
• Ceridian	• Hasbro	• Millipore	• W.R. Grace
• Chesapeake	• Hayes-Lemmerz	• MSC Industrial Direct	• Watson Pharmaceuticals
• COACH	• Hercules	• National Semiconductor	• Wayne Farms
• Comfort Systems USA	• HNI	• New York Times	• Wendy’s International
• Connell	• Hospira	• Parsons	• Westinghouse Savannah River
• Constar International	• IDEX	• PerkinElmer	• Winnebago Industries
• Cooper Tire & Rubber		• Plexus

In establishing its compensation programs, the Company evaluates the following peer group data:

•	Base pay.

•	Total target cash compensation — the sum of base pay plus target annual bonus opportunity.

•	Total target direct compensation — the sum of base pay plus target annual bonus opportunity plus target long-term incentive opportunity.

The Compensation Committee believes that pay practices for executive officers should include pay elements, and a mix of pay elements, that are reflective of the two peer groups. Since executive compensation is correlated with a company’s annual revenue, the Company, in consultation with its outside advisors, adjusts the compensation pay data of the two peer groups to take into account differences in revenue among companies using a statistical technique called “regression analysis.” Using this technique, for each executive officer position whose compensation is assessed and set by the Compensation Committee (or the full Board, in the case of the Chief Executive Officer), Towers Perrin produces a predicted level of each pay component that would be at the revenue adjusted 50th percentile of the compensation paid by the companies in the peer groups. This allows the Committee to compare each executive’s pay, both by pay component and in total, to the level of pay it should expect to pay at the market 50th percentile based on the Company’s annual revenue. The Company does not review pay levels at individual companies or the specific structure of other companies’ short- or long-term incentive plans. Instead, the Compensation Committee considers the predicted pay levels in both peer groups as an indication of market pay practice relating to each pay component and the relative mix among the pay components.

The Compensation Committee sets each component of executive officer compensation based on the predicted, revenue adjusted market 50th percentile pay levels for two reasons:

•	Benchmarking at the 50th percentile is consistent with the practice followed by a majority of companies.

•

Targeting base compensation levels at the 50th percentile allows the Company to place a higher proportion of the executive’s compensation at risk. The Company and the Compensation Committee believe this is consistent with the concept of “pay for performance.”

Market data is only one factor considered by the Company and the Compensation Committee in determining executive compensation. The Compensation Committee also considers other factors such as past and current pay levels, internal equity considerations and performance when setting compensation levels for each executive. Regarding the matter of internal equity considerations, the Compensation Committee, in the summer of 2007, performed a review of the relationship of compensation among the named executive officers and determined that any variation that might be considered a deviation from other companies’ norms is appropriate, defensible, and is within accepted norms for the Company.

The Compensation Committee also wants to ensure that each executive has a significant percentage of compensation “at risk.” Using the benchmark data and input from its own independent consultant as well as from Company management (primarily the Chief Executive Officer and Vice President of Human Resources & Administration), the Compensation Committee allocates total target direct compensation among base salary, annual bonus and long-term incentive compensation. For 2007, the Chief Executive Officer’s base salary represented approximately 43% of total target cash compensation and approximately 17% of total target direct compensation. For the other named executive officers, their base salary represented between 50% and 71% of total target cash compensation and between 26% and 55% of total target direct compensation. Based on marketplace practices, combined with the Compensation Committee members’ collective experience, the Compensation Committee believes that this allocation of pay among base pay and short-term and long-term incentive compensation provides an appropriate incentive to achieve objectives set for the current year while also providing a significant incentive that requires the executives to make decisions that are intended to sustain attainment of business objectives over the longer term.

As part of the process for setting compensation for 2007 and future years, the Compensation Committee, in late 2006, began reviewing “tally sheets” for each of the executives. Tally sheets provide the Compensation Committee with detailed information, as of a given date, about each executive’s current compensation (including the value of any applicable benefit programs) and wealth accumulation, including the value of accrued and vested pay, such as shares of Company stock and vested stock options and other equity awards owned by the executive and the value of any vested retirement benefits provided by the Company, as well as pay and benefits triggered under a variety of employment termination scenarios. This provides additional context for the Compensation Committee in setting pay levels.

Determination of Amounts for Each Compensation Element

Base Salary

An executive’s base salary is determined based on an assessment of his or her performance as compared to his or her individual job responsibilities, the executive’s effectiveness in identifying and developing future management talent, and such other factors as the Chief Executive Officer or the Compensation Committee deems relevant for such executive, all of which are considered in relation to the predicted market 50th percentile base salary data for such position.

For all executives other than Chief Executive Officer, the Chief Executive Officer recommends base salaries, and the Compensation Committee considers such recommendations and determines base salaries.

Similarly, the Company’s Chairman of the Board solicits input from each of the other directors regarding the Chief Executive Officer’s performance during the year. In executive session, the Chairman of the Board provides the Compensation Committee with a summary of the input received for further discussion. The Compensation Committee’s independent consultant reviews the annual executive compensation study for the Chief Executive Officer’s position. Based on these factors, the Compensation Committee determines the adjustments in the Chief Executive Officer’s base salary to recommend for approval to the full Board.

Annual Incentive

Payments under the Company’s annual incentive plan are tied to:

(i)	the Company’s level of achievement of (a) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (b) revenues, and

(ii)	the executive’s individual performance.

The Company has selected the EBITDA and revenues measures because it believes that investors use them to evaluate the financial performance of the Company and because they also indicate the level of success with the Company’s strategy to de-lever, defend and grow. EBITDA is a common measure of profitability employed in the telecommunications and other capital-intensive industries. The Compensation Committee and the Board review and approve the calculations of EBITDA and revenues. In conjunction with such review, they may adjust the calculated result or goal amount to reflect a change in business direction, reallocation of Company resources or an unanticipated event.

For 2007, the Compensation Committee allocated the annual incentive targets as follows:

•	40% for attainment of the EBITDA goal

•	40% for attainment of the revenue goal

•	20% for individual performance

The EBITDA and revenue goals are assessed independently of each other and are scaled above and below their respective targets in the manner set out below.

Percentage of Criterion Achieved	Percentage of Target Incentive Goal	Percentage of Total Annual Incentive Paid
Below 95%	0%	0%
95%	50%	20%
100%	100%	40%
105%	150%	60%
120% or greater	200%	80%

As shown in the chart above, if a minimum percentage of the target goal for a criterion is not obtained, no portion of the executive’s annual incentive for that criterion is paid; if the minimum percentage is reached, 50% of the target incentive is paid; if the target goal is obtained, 100% of the target incentive is paid; and, if 120% or more of the target goal is obtained, 200% of the target incentive for that criterion is paid. For example, if 95% of the EBITDA target was reached, an executive would be paid 50% of the annual incentive target for the EBITDA goal or 20% (50% x 40%) of the executive’s total annual incentive target. Linear interpolation is used to determine payouts at achievement levels not set forth in the table.

The EBITDA and revenue results and targets for 2007, as adjusted by the Compensation Committee for changes in business direction or unanticipated events, were as follows:

•	Actual EBITDA was $473.0 million, which was 101.5% of the target goal of $465.8 million.

•	Actual revenue was $1,348.6 million, which was 102.6% of the target goal $1,314.2 million.

After the determination of the amount an executive has earned pursuant to the EBITDA and revenue criteria, the Compensation Committee then considers that executive’s individual performance. The Chief Executive Officer provides the Compensation Committee with his assessment of each other executive’s individual performance. The Chief Executive Officer is given discretion by the Compensation Committee in assessing performance, but, in general, the Chief Executive Officer reviews, for each named executive officer, the performance of the executive’s department, the quality of the executive’s advice and counsel on matters within the executive’s purview, qualitative peer feedback and the effectiveness of the executive’s communication with the organization and with the Chief Executive Officer on matters of topical concern. These factors are evaluated subjectively and are not assigned specific individual weight. The Chief Executive Officer then recommends an award for the individual performance-based portion of each other named executive officer’s annual incentive, which may range from 0 to 200% of the target award for such portion. For 2007, for the individual performance component, the Compensation Committee awarded 175% of target for Mr. Freyberger, 175% of target for Mr. Keating, 200% of target for Mr. Ross and 150% of target for Mr. Wilson.

The total amounts of annual incentives awarded for 2007 to the named executive officers, also shown in the Summary Compensation Table, are as follows:

Rodney D. Dir	$234,000 (represents Mr. Dir’s target award prorated as of the end of October, when he ceased to be an employee of the Company)

Brian G. Keating	$164,250, or 131% of target

Brian A. Ross	$511,500, or 136% of target

Christopher J. Wilson	$189,600, or 126% of target

Kurt A. Freyberger	$110,376, or 131% of target

The Compensation Committee meets in executive session to consider Mr. Cassidy’s individual performance. The Compensation Committee evaluates the information obtained from the other directors concerning the Chief Executive Officer’s individual performance, based on a discussion led by the Chairman of the Board. Factors considered include succession planning, overall development of the Company leadership team and community involvement/relationships. The Compensation Committee has discretion in evaluating the Chief Executive Officer’s performance and may recommend to the full Board a discretionary increase or decrease to the Chief Executive Officer’s final incentive award as the Compensation Committee believes is warranted. The Compensation Committee recommended to the full Board that Mr. Cassidy be awarded a bonus for 2007 of $1,110,160, which was 132% of Mr. Cassidy’s target bonus for 2007. This bonus reflects the Company’s level of attainment of the revenue and EBITDA goals and the Compensation Committee’s and full Board’s assessment of Mr. Cassidy’s individual performance, which was 180% of target. The full Board approved the award.

Long-term incentives

Long-term incentives are intended to encourage the Company’s executives to focus on and achieve the long-term business goals of the Company. Additionally, long-term incentive awards also aid the development and retention of top management through share ownership and recognition of future performance. An executive’s realization of his or her long-term incentive means that the Company has also performed in accordance with its plan over a long-term period.

Although other forms of awards are possible, the Company’s long-term incentives consist principally of stock options and performance-based awards granted under the Company’s long-term incentive plan. The Compensation Committee has divided the total long-term incentives approximately equally between stock option grants and performance unit grants because such an allocation enables the Company to compensate executive management based upon a combination of stock price appreciation and operating results that are consistent with its long-term business strategy. Stock options directly align the executive’s interest with the shareholders’ interest because any actual realized value derived from stock options requires appreciation in the Company stock price, whereas performance units vest and are paid in common shares based upon and only after the attainment of specific business objectives over performance periods.

The total annual long-term incentive opportunity for each named executive officer is established by the Compensation Committee in terms of dollars. For each type of award (options and performance units), a market competitive grant is determined by dividing one-half the peer group benchmark value for equity awards by the lattice value of one option for one-half the award being made in options and the value of one performance unit for the other half being awarded in performance units, as developed for the Company by Towers Perrin. Other factors, such as the executive’s performance and any special significant accomplishments, are considered in determining the final number of options and performance units actually granted.

Stock Options

The Company grants stock options with an exercise price equal to the fair market value of the Company’s common shares on the date of grant. The “fair market value” of the Company’s common shares on the date of grant is generally defined in the 2007 Long Term Incentive Plan as the closing price of the stock on the NYSE on the date of grant. To encourage executives to achieve the Company’s long-term goals, stock options generally vest over a three-year period with a percentage of the award vesting each year. Stock options cannot remain outstanding beyond a ten-year period. The Compensation Committee has a long-standing practice of making its annual grants of stock options at its December meeting.

The Compensation Committee (and in the case of the Chief Executive Officer, the full Board) grants stock option awards based upon a review of peer company practices and each executive’s performance (as well as the Chief Executive Officer’s recommendations concerning the other executives). Because of the small in-the-money value of prior years’ stock option grants, the Compensation Committee has not considered prior years’ grants in determining amounts of stock options granted. Thus, the actual option award to a named executive officer is a function of market data from the peer groups, the lattice value of one stock option and the executive’s individual performance.

Performance Plan

Performance-based awards, which are paid in common shares, are based on the achievement of specific Company quantitative goals over a three-year performance period. Such amounts are granted during the first quarter of each calendar year following finalization and approval by the full Board of the one-year, two-year cumulative and three-year cumulative financial goal(s) for the next three-year period. For the 2005 – 2007 performance period (for which the performance-based awards actually consisted of performance-based restricted shares instead of performance units) and subsequent three-year performance periods (for which the performance-based awards have consisted of and will consist of performance units), the Compensation Committee (and the full Board in the case of the Chief Executive Officer) established a criterion of adjusted free cash flow. To compute each executive’s performance plan attainment, the Company adds to or subtracts from reported free cash flow certain pre-established and non-recurring investment and financing cash flows. Additionally, the Compensation Committee or the Board may also adjust reported free cash flow for unanticipated items, reallocation of Company resources or changes in certain business objectives. The Compensation Committee and the full Board have selected adjusted free cash flow as the performance measure for performance-based awards because both believe that the Company’s ability to generate strong cash flow over a sustained period is the key to continuing its de-lever, defend and grow strategy over the next several years.

Using peer group data (along with the Chief Executive Officer’s recommendations for the other executives), the Compensation Committee makes performance unit grants to each executive other than the Chief Executive Officer and makes a recommendation to the full Board for performance unit grants for the Chief Executive Officer. The threshold and target performance levels are the same for each of the named executive officers. For each performance cycle, actual adjusted free cash flow achieved must be at least 90% of the target goal in order to generate a threshold level payout equal to 75% of the target award for each executive.

For the 2005 – 2007 cumulative period under the 2005 – 2007 performance cycle, the adjusted free cash flow target goal and result were, respectively, $559.0 million and $532.5 million, or 95.3% of the target goal. For the 2006 – 2007 cumulative period under the 2006 – 2008 performance cycle, the adjusted free cash flow target goal and result were respectively, $288.0 million and $322.2 million, or 111.9% of the target goal. For the 2007 period under the 2007 – 2009 performance cycle, the adjusted free cash flow target goal and result were respectively, $61.0 million and $103.9 million, or 170.3% of the target goal. See above for a discussion of how payment of these performance units was determined based on the percentage of target free cash flow results achieved during each year of the three-year performance period. The adjusted free cash flow target goal for the 2007 – 2008 cumulative period under the 2007 – 2009 performance cycle is $256 million. The three-year cumulative adjusted free cash flow target goals for the 2006 – 2008 and 2007 – 2009 performance cycles are, respectively, $499.0 million and $420.0 million.

The Overall Compensation Package

The material on the foregoing pages sets forth an overview and explanation of the Company’s executive compensation philosophy and how it is put into practice. The Company and the Compensation Committee both believe that the central objective of effective compensation practice is to provide an appropriate and competitive mixture of base pay (the “fixed cost” of the program) and incentive compensation programs that promote achievement of current-year goals and longer-term business strategy in a way that is closely aligned with shareholder interests. Over time, short- and long-term objectives and strategies may change, and the Company and the Compensation Committee will make changes in the various elements of compensation that they believe are responsive to these changes.

The Company applies its compensation policies and related decision-making process to the Chief Executive Officer on the same basis as to the other named executive officers. Differences in pay levels for the Chief Executive Officer relative to the other named executive officers is reflective of the additional responsibility, knowledge, strategic judgment and leadership required of the Chief Executive Officer as compared to the other named executive officers. The Compensation Committee believes the Chief Executive Officer’s pay is reasonable when compared to market pay levels for other Chief Executive Officers at the revenue adjusted 50th percentile combined with the Committee’s assessment of the Chief Executive Officer’s performance. Further, as a percent of “target” pay, the Chief Executive Officer’s pay is similar to that of the other named executive officers of the Company.

Benefits

Senior executives participate in the same pension and savings plans as all other eligible salaried and certain non-union hourly employees. These include a qualified defined benefit plan with a nonqualified provision that applies to the extent that eligible earnings or benefits exceed the applicable Internal Revenue Code limits for qualified plans. The Company funds all contributions to this plan. In addition, the Chief Executive Officer is also covered under a nonqualified supplemental retirement plan, the Cincinnati Bell Pension Program (“SERP”), the benefits of which are payable by the Company. Provided Mr. Cassidy attains the age of 55 and has at least ten years of service upon his termination of employment, the SERP provides the Chief Executive Officer with a benefit equal to 50% of the average of the highest 36 months of his compensation during his last five years of employment. The calculated benefit is reduced for benefits payable from both the qualified defined benefit plan and the nonqualified provision within such plan. Benefits under the SERP are also reduced if Mr. Cassidy leaves the Company before the sum of his age and years of service total at least 75. The Company and the Compensation Committee have determined that it is unlikely that any new participants will be added to the SERP in the future. The pension plans are designed to provide a reasonable level of replacement income upon retirement and provide an incentive for executives to remain with the Company for a significant portion of their career. The executives, along with all other salaried employees, also participate in a 401(k) savings plan, which includes a Company matching contribution feature that vests 100% of such matching contributions in the employee’s account as they are made to the plan.

The value of the Company’s retirement programs is not considered in any of the compensation decisions made with respect to other elements of named executive officer compensation. This is because the Company believes that the alignment of the interests of executives and shareholders is most effectively accomplished through its short- and long-term incentive compensation programs, and because survey data used for benchmarking focuses on short-term and long-term incentive compensation programs, rather than retirement programs. In addition, long-term incentives do not play a role in determining retirement benefits.

Each executive participates in a broad set of other benefit plans and programs, including medical, dental, vision, life and short- and long-term disability plans and home telephone service price discount programs, on the same basis as all other salaried employees. In addition, each executive is provided with a “cafeteria-style” flexible perquisite program pursuant to which the executive has available to him or her an annual allowance ($35,000 for Mr. Cassidy; $23,000 for Mr. Ross; $13,000 for Messrs. Keating and Wilson; and $7,500 for Mr. Freyberger) that the executive can use to defray expenses in connection with a wide variety of benefits, such as tax and financial planning and automobile costs. In addition, each of the executives has an additional $3,000 annual allowance that is available to help pay for the cost of an annual executive physical examination. The executives do not receive any amounts of these annual allowances that are not used to obtain the services or products covered by the flexible perquisite program, nor are they grossed up for any related income tax liability. The Company provides the flexible perquisite program in order to be competitive with marketplace practice. The Company and the Compensation Committee believe the current program is modest and reasonable. See page 50 for a more detailed discussion of this program and the benefits covered by it.

The Company believes that the various benefit plans and programs provided are consistent with predominant U.S. employment practices and are necessary to attract and retain executive talent.

2008 Named Executive Officer Compensation

The Compensation Committee established 2008 compensation for the named executive officers at its regularly scheduled December 2007 meeting using the principles and process described above. The assessment of each executive’s performance was detailed and both objective and subjective. Their existing total compensation opportunity was compared to the predicted 50th percentile of market pay for executives in similar positions in both peer groups, the telecommunications group and the general industry group, after adjusting for differences in annual revenues among the companies. Their compensation is based on both the Company’s performance as well as each executive’s personal performance and is designed to be aligned with the existing business strategies to de-lever, defend and grow the Company.

Mr. Cassidy reviewed each element of each executive’s total compensation opportunity — base salary, annual bonus and long-term incentive compensation — with the Compensation Committee. In addition, the Compensation Committee reviewed a tally sheet showing the value or cost of participation in the Company’s various benefit, retirement and perquisite plans for each named executive officer.

Based on the principles previously discussed, Mr. Cassidy recommended, and the Compensation Committee approved, the following changes in compensation for 2008:

Base Salary:

•	Mr. Ross’s salary remained unchanged at $375,000, which is 94% of the peer group benchmark.

•	Mr. Freyberger’s salary was increased from $210,000 to $225,000, which is 102% of the peer group benchmark.

•	Mr. Keating’s salary was increased from $250,000 to $257,500, which is 95% of the peer group benchmark.

•	Mr. Wilson’s salary was increased from $300,000 to $309,000, which is 95% of the peer group benchmark.

Annual Bonus Target:

•	Mr. Ross’s target bonus remained unchanged at 100% of base salary, which is 133% of the peer group benchmark.

•	Mr. Freyberger’s target bonus remained unchanged at 40% of base salary, which is 106% of the peer group benchmark.

•	Mr. Keating’s target bonus remained unchanged at 50% of base salary, which is 99% of the peer group benchmark.

•	Mr. Wilson’s target bonus remained unchanged at 50% of base salary, which is 76% of the peer group benchmark.

Long-Term Incentives:

•

For the 2007 fiscal year, Mr. Freyberger was granted 10,000 performance units (at target) with respect to the 2007-2009 performance period and a nonqualified stock option for 25,000 common shares. For the 2008 fiscal year, Mr. Freyberger was granted 19,100 performance units (at target) with respect to the 2008-2010 performance period and a nonqualified stock option for 25,000 common shares. Mr. Freyberger’s total 2007 opportunity was equal to 84% of the benchmark and his total 2008 opportunity was equal to 107% of the benchmark.

•

For the 2007 fiscal year, Mr. Keating was granted 30,000 performance units (at target) with respect to the 2007-2009 performance period and a nonqualified stock option for 50,000 common shares. For the 2008 fiscal year, Mr. Keating was granted 38,201 performance units (at target) with respect to the 2008-2010 performance period and a nonqualified stock option for 50,000 common shares. Mr. Keating’s total 2007 opportunity was equal to 121% of the benchmark and his total 2008 opportunity was equal to 122% of the benchmark.

•

For the 2007 fiscal year, Mr. Ross was granted 75,000 performance units (at target) with respect to the 2007-2009 performance period and a nonqualified stock option for 200,000 common shares. For the 2008 fiscal year, Mr. Ross was granted 191,007 performance units (at target) with respect to the 2008-2010 performance period and a nonqualified stock option for 250,000 common shares. Mr. Ross’s total 2007 opportunity was equal to 111% of the benchmark and his total 2008 opportunity was equal to 184% of the benchmark.

•

For the 2007 fiscal year, Mr. Wilson was granted 50,000 performance units (at target) with respect to the 2007-2009 performance period and a nonqualified stock option for 100,000 common shares. For the 2008 fiscal year, Mr. Wilson was granted 63,669 performance units (at target) with respect to the 2008-2010 performance period and a nonqualified stock option for 100,000 common shares. Mr. Wilson’s total 2007 opportunity was equal to 118% of the benchmark and his total 2008 opportunity was equal to 119% of the benchmark.

The Compensation Committee then met in executive session with only its independent outside consultant present to determine the amount of Mr. Cassidy’s compensation elements for 2008. The consultant presented the market pay levels for each component of pay and responded to questions asked by the Compensation Committee. The Compensation Committee, following discussions and deliberations, prepared and presented its recommendations for approval by the full Board, which recommendations were approved.

2008 Chief Executive Officer Compensation

The Compensation Committee focused its deliberations primarily on the following factors in determining Mr. Cassidy’s compensation:

•	The objectives of the Company’s compensation programs;

•	The compensation of other chief executive officers in the two study company peer groups;

•	The overall results achieved by the Company in a highly competitive market environment; and

•	Mr. Cassidy’s personal performance, including succession planning and his personal involvement in community affairs in the greater Cincinnati area.

The Compensation Committee also took into consideration Mr. Cassidy’s request that his current base salary remain unchanged for 2008.

As a result of the data and deliberations, the Compensation Committee recommended, and the full Board approved, the following changes to Mr. Cassidy’s compensation for 2008:

Base Salary — Mr. Cassidy’s salary remained unchanged at $645,000, which is 83% of the peer group benchmark.

Annual Bonus Target — Mr. Cassidy’s annual target bonus was increased from 130% to 150% of base salary, which is 104% of the peer group benchmark. This increase was made to recognize Mr. Cassidy’s performance and that his base salary has remained unchanged since he became CEO in July 2003 and was adjusted effective January 1, 2004 to its present level. Mr. Cassidy’s total cash compensation, which is the sum of his base salary plus annual target bonus, is 95% of the peer group benchmark.

Long-Term Incentives — For the 2007 fiscal year, Mr. Cassidy was granted 298,200 performance units (at target) with respect to the 2007-2009 performance period and a nonqualified stock option for 574,350 common shares. For the 2008 fiscal year, Mr. Cassidy was granted 317,955 performance units (at target) with respect to the 2008-2010 performance period and a nonqualified stock option for 559,355 common shares. Mr. Cassidy’s total 2007 opportunity was equal to 117% of the benchmark and his total 2008 opportunity was equal to 105% of the benchmark.

Miscellaneous Items

Stock Ownership Guidelines

The Compensation Committee recognizes that executive stock ownership is an important means of aligning the interests of the Company’s executives with those of its shareholders. To that end, the Compensation Committee has established the following stock ownership guidelines:

•	Chief Executive Officer — 3 times base salary (as adjusted each year)

•	Other named executive officers — 1.5 times base salary (as adjusted each year)

Since the personal situation of each executive may vary, the Compensation Committee has not set a specific period of time in which the ownership level must be achieved, but does expect each executive to make measurable progress on a year-over-year basis as evidenced by the number of shares owned multiplied by the fair market value of the Company’s stock. Aside from the Company’s actual performance from one year to the next, the price of the Company’s stock may vary due to the general condition of the economy and the stock market. Therefore, the Compensation Committee may measure an executive’s progress more on the basis of the year-over-year increase in the number of shares owned than the overall market value of the shares owned in relation to the executive’s ownership goal. For purposes of measuring ownership, only shares owned outright by the executive (including shares owned by the executive’s spouse or dependent children and shares owned through the Company’s savings plan or deferred compensation plan) are included. Shares represented by unvested stock options or any other form of equity for which some condition remains to be completed before the executive earns a right to and receives the shares (except for shares that have been electively deferred to a future date) are not counted in determining the executive’s level of ownership.

As of February 29, 2008, Mr. Cassidy owned shares valued at approximately 147% of his ownership target; Mr. Ross achieved approximately 122% of his ownership goal; Mr. Freyberger, who first became a named executive officer in 2007, achieved approximately 10% of his ownership goal; Mr. Keating achieved approximately 58% of his ownership goal and Mr. Wilson achieved approximately 60% of his ownership goal.

Employment Agreements and Severance and Change-in-Control Payments and Benefits

The Company generally enters into employment agreements with the named executive officers for several reasons. Employment agreements give the Company the flexibility to make changes in key executive positions with or without a showing of cause, if terminating the executive is determined by the Company or the Board to be in the best interests of the Company. The agreements also minimize the potential for litigation by establishing separation terms in advance and requiring that any dispute be resolved through an arbitration process. The severance and change-in-control payments and benefits provided under the employment agreements and described in more detail beginning on page 60 were important to ensure the retention of Mr. Cassidy and the other named executive officers at the time they were promoted to their present positions and are important to their continued retention. The payments and benefits are comparable to the payments and benefits to which the executives’ predecessors in office were entitled and to the payments and benefits provided by other companies to employees in similar positions. The Company considers the employment agreements to be especially important in situations involving a possible change in control because they provide the executives with sufficient compensation and clarity of terms in such a situation. Thus, the executives are able to devote their full attention to fairly evaluate the potential transaction and its benefit to the Company and its shareholders rather than being distracted by the transaction’s possible effect on their personal employment situations. Because these potential payments are triggered under very specific circumstances, such payments are not considered in setting pay for other elements of executive compensation.

Adjustments and Recovery of Award Payments

The Company is subject to the requirements of Section 304 of the Sarbanes Oxley Act. Therefore, if the Company were required to restate its financial results due to any material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, it would act promptly to recover from the Chief Executive Officer and Chief Financial Officer any bonus or other incentive-based or equity-based compensation received during the 12-month period following the date the applicable financial statements were issued and any profits from any sale of securities of the Company during that 12-month period.

Compensation Limitation

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the available deduction to the Company for compensation paid to any of the Company’s named executive officers, except for performance-based compensation that meets certain technical requirements. Although the Compensation Committee considers the anticipated tax treatment to the Company of its compensation payments, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of any person who served as the principal executive officer (John F. Cassidy) or principal financial officer (Brian A. Ross) during the fiscal year ended December 31, 2007, and the three most highly compensated persons who served as executive officers (Brian G. Keating, Kurt A. Freyberger, Christopher J. Wilson) as of December 31, 2007 and a highly compensated person and former executive officer (Rodney D. Dir) who resigned in October 2007 (collectively, the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)		Option Awards ($) (c)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (d)	All Other Compensation ($) (e)	Total ($)
John F. Cassidy	2007	645,000	1,110,160	2,598,445		398,303	906,383	41,752	5,700,043
President and Chief Executive Officer	2006	645,000	887,004	1,232,087		54,164	870,473	37,459	3,726,187

Brian A. Ross	2007	375,000	511,500	535,065		121,549	65,696	31,625	1,640,435
Chief Financial Officer	2006	350,000	345,695	220,211	(b)	9,050	48,990	31,400	1,005,346

Brian G. Keating	2007	250,000	164,250	286,357		76,516	51,792	22,766	851,681
Vice President — Human Resources & Administration

Kurt A. Freyberger	2007	210,000	110,376	54,778		14,915	14,873	11,799	416,741
Vice President & Controller

Christopher J. Wilson	2007	300,000	189,600	352,074		59,661	25,856	17,761	944,952
Vice President, General	2006	250,000	126,500	144,043	(b)	4,525	18,905	20,148	564,121
Counsel and Secretary

Former Officers
Rodney D. Dir	2007	317,207	234,000	(26,813)		(3,620)	24,692	27,253	572,719
Former Chief Operating	2006	300,000	265,610	244,330		4,525	48,813	25,389	888,667
Officer

(a)	The 2007 stock awards for each of the named executives represent the 2007 portion of FAS 123(R) expense accrued (or reversed) for the 2005 — 2007 performance cycle, the 2006 — 2008 performance cycle and the 2007 — 2009 performance cycle based on free cash flow results as of the end of 2007 for the respective periods.

The 2006 stock awards for each of the named executives represent the 2006 portion of FAS 123(R) expense accrued in 2006 for the 2005 — 2007 performance cycle and the 2006 — 2008 performance cycle based on free cash flow results as of the end of 2006 for the respective periods.

The expense was based on both the actual payouts earned and payouts expected to be earned for periods in which the Company believes it is probable the performance conditions will be achieved. The expense was based on the fair market value of the Company’s stock on the date the grants were first made; January 28, 2005 at $4.295 per share, in the case of the 2005 — 2007 performance cycle, March 27, 2006 at $4.285 per share, in the case of the 2006 — 2008 performance cycle and January 26, 2007 at $4.73 per share, in the case of the 2007 — 2009 performance cycle. For further discussion of these awards, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(b)	The values also reflect the FAS 123(R) expense the Company recorded in 2006 related to time-based restricted stock awards granted to Messrs. Ross and Wilson on February 5, 2004 and vesting on February 5, 2006. For a discussion of valuation assumptions and methodology, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(c)

The values reflect the FAS 123(R) expense the Company recorded in 2007 related to stock options granted to Messrs. Cassidy, Ross, Keating, Freyberger and Wilson on December 7, 2007 and in 2006 related to stock options granted to Messrs. Cassidy, Ross, Wilson and Dir on December 8, 2006, and the January 27, 2006 grant to Mr. Cassidy. In addition, as a result of Mr. Dir’s resignation in October

2007, the Company reversed a portion of previously recorded FAS 123(R) expense related to stock options previously granted to Mr. Dir. For a discussion of valuation assumptions and methodology, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. The actual stock option grants are shown in the Grant of Plan-Based Awards table on page 47.

(d)	The amounts shown in this column in 2007 for each of the executives and in 2006 for Messrs. Cassidy, Ross, Dir and Wilson represent the one-year increase in the value of their qualified defined benefit plan and nonqualified excess plan as of December 31, 2007 and December 31, 2006, respectively, projected forward to age 65 for each executive with interest credited at the rate a terminated participant would be given (3.5%) and then discounted back to December 31, 2007 and December 31, 2006, respectively, at the discount rate (6.20% for 2007 and 5.75% for 2006) required under FAS 87. Mr. Cassidy’s total increase also includes an amount in 2007 of $722,311, which represents the change from 2006 to 2007, and an amount in 2006 of $505,000, which represents the change from 2005 to 2006, in the actuarial present value of the accumulated benefit under the SERP. Mr. Cassidy’s total increase from 2005 to 2006 also includes an amount equal to $203,000 which represents the change in the actuarial present value of the accumulated benefit for a contractual retirement benefit in his employment agreement. None of the executives receive any preferential treatment under the Company’s retirement plans.
(e)	The table below shows the components of the “All Other Compensation” column.

Name	Year	401(k) Match ($)	Flexible Perquisite Program Reimbursements ($) (1)	Total “All Other Compensation” ($)
John F. Cassidy	2007	8,800	32,952	41,752
	2006	8,400	29,059	37,459

Brian A. Ross	2007	8,800	22,825	31,625
	2006	8,400	23,000	31,400

Brian G. Keating	2007	8,717	14,049	22,766

Kurt A. Freyberger	2007	6,355	5,444	11,799

Christopher J. Wilson	2007	1,761	16,000	17,761
	2006	7,233	12,915	20,148

Rodney D. Dir	2007	8,800	18,453	27,253
	2006	8,400	16,989	25,389

(1)	For more detail about the Company’s Flexible Perquisite Reimbursement Program, see the discussion in the Compensation Disclosure and Analysis beginning on page 41. The following program benefits were utilized by the executives: Mr. Cassidy — automobile allowance election, legal/financial planning fees and club dues; Mr. Ross — automobile allowance, club dues, life insurance, monthly home security system and legal/financial planning fees; Mr. Keating — automobile allowance, life insurance and legal/financial planning fees; Mr. Freyberger — automobile allowance and club dues; Mr. Wilson — automobile allowance, club dues, life insurance premiums and legal/financial planning fees; and Mr. Dir — automobile allowance, club dues, life insurance and legal/financial planning fees. None of the executives received in excess of $25,000 in either 2007 or 2006 for any individual type of perquisite available under the Flexible Perquisite Reimbursement Program.

As described on page 50, each executive is provided an annual allowance to use in connection with participation in the Company’s Flexible Perquisite Program. The amounts for Messrs. Keating and Wilson for 2007 in the table above are greater than their respective annual allowances for 2007 because such amounts include the reimbursement in 2007 for expenses incurred in 2006 and reimbursement related to physical examination. The Company applied the expenses incurred in 2006 but reimbursed in 2007 against the 2006 annual allowances.

Grants of Plan-Based Awards

The following table sets forth information concerning option grants to the Named Executive Officers during the fiscal year ended December 31, 2007 as well as estimated future payouts under cash incentive plans:

Grant of Plan-Based Awards in 2007 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Company Shares on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John F. Cassidy	01/26/07	—	—	—	223,650	298,200	447,300	—	—	—	4.78	2,115,729
	12/07/07	—	—	—	—	—	—	—	559,355	4.91	4.91	897,261
		419,250	838,500	1,677,000	—	—	—	—	—	—	—	—

Brian A. Ross	01/26/07	—	—	—	56,250	75,000	112,500	—	—	—	4.78	532,125
	12/07/07	—	—	—	—	—	—	—	250,000	4.91	4.91	401,025
		187,500	375,000	750,000	—	—	—	—	—	—	—	—

Brian A. Keating	01/26/07	—	—	—	22,500	30,000	45,000	—	—	—	4.78	212,850
	12/07/07	—	—	—	—	—	—	—	50,000	4.91	4.91	80,205
		62,500	125,000	250,000	—	—	—	—	—	—	—	—

Kurt A. Freyberger	01/26/07	—	—	—	7,500	10,000	15,000	—	—	—	4.78	70,950
	12/07/07	—	—	—	—	—	—	—	25,000	4.91	4.91	40,103
		42,000	84,000	168,000	—	—	—	—	—	—	—	—

Christopher J. Wilson	01/26/07	—	—	—	37,500	50,000	75,000	—	—	—	4.78	354,750
	12/07/07	—	—	—	—	—	—	—	100,000	4.91	4.91	160,410
		75,000	150,000	300,000	—	—	—	—	—	—	—	—

Rodney D. Dir	01/26/07	—	—	—	37,500	50,000	75,000	—	—	—	4.78	354,750
		140,250	280,500	561,000	—	—	—	—	—	—	—	—

(a)	The Compensation Committee (the full Board in the case of the Chief Executive Officer) sets each executive’s target annual incentive. Each executive’s annual incentive is based 40% on revenue, 40% on EBITDA and 20% on individual performance. Each criterion is measured and paid independent of the other criteria. If the Company attains both its revenue and EBITDA goals and the Committee (the full Board in the case of the Chief Executive Officer) determines an executive’s individual performance meets their expectation for target, then the executive would be paid their Target award. If the Company attains at least 95% of its Revenue or EBITDA goal, then a Threshold award will be paid to the executive, which is equal to 50% of the executive’s target bonus for that particular criterion. If the Company attains 120% of its Revenue or EBITDA goal, then a Maximum award will be paid to the executives, which is equal to 200% of Target, for that particular criterion. The Committee may elect to award the executive between 0 and 200% for the executive’s individual performance criterion, based on the Chief Executive’s assessment of the executive’s performance (the full Board in the case of the Chief Executive Officer). Incentive awards are interpolated for Revenue and EBITDA attainment between 95% and 120% of goal attainment. For more detail about the annual incentive program for the executive officers, see the discussion in the Compensation Disclosure and Analysis beginning on page 37.
(b)

The Company granted performance units to each of the executives named above. If the Company attains the cumulative three-year free cash flow goal for the 2007 – 2009 performance period, each of the executives will be awarded their target units and paid in shares of common stock. If the Company achieves 90% of the cumulative three-year free cash flow goal, each of the executives will be awarded units equal to 75% of their original target unit grant. If the Company achieves 100% of the cumulative three-year cash flow goal, each of the executives will be awarded units equal to 100% of their target unit grant. If the Company’s cumulative three-year free cash flow is 110% or more of the cumulative three-year goal, each of the executives will be awarded units equal to 150% of the original target unit grant. The fair market value of one unit is equivalent to one share of common stock and, as required under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan, is determined by averaging the low and high traded price of the Company’s stock on the NYSE on the date of grant. The average of the high and low price of the Company’s common shares on the NYSE on January 26, 2007 was $4.73.

(c)	The material terms of the options granted are: grant type — non-incentive; exercise price — fair market value on grant date; vesting — 28% on the first anniversary of the original grant date and thereafter at the rate of 3% per month for the next 24 months; term of grant — 10 years; termination — except in the case of death, disability or retirement, any unvested options will be cancelled 90 days following termination of employment.
(d)	For the amounts related to option awards, the amounts set forth in this column represent the amount that will be expensed by the Company over the three-year vesting period. The grant date fair value was determined using the Black-Scholes option-pricing model. For the amounts related to stock awards, the amounts set forth in this column represent the expense the Company may record over the next three years assuming the maximum number of shares are earned and the executive remains with the Company through the applicable vesting dates. The grant date fair value was $4.73 as determined on the date of grant, January 26, 2007. For further discussion of assumptions and valuation, refer to Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Discussion of Summary Compensation Table and Grant of Plan-Based Awards

Employment Agreements

During 2007, all of the Named Executive Officers, except Mr. Freyberger, were employed pursuant to agreements with the Company. Each employment agreement sets forth, among other things, the Named Executive Officer’s base salary, bonus opportunities, entitlement to participate in the Company’s benefit and pension plans and to receive equity awards and post-termination benefits and obligations.

Mr. Cassidy’s employment agreement, which was effective as of January 1, 1999 (and amended on September 20, 2002 and July 26, 2005), provides for the employment and retention of Mr. Cassidy for a four-year term commencing January 1, 1999 subject to automatic one-year extensions. Mr. Cassidy’s employment agreement provides for:

•	a minimum base salary of $550,000 per year and a minimum bonus target of $495,000 per year;

•	an initial grant of options in 1999 to purchase 30,000 common shares and additional grants to be determined each subsequent year;

•	an initial restricted stock award in 1999 of 40,000 common shares which vested on May 23, 2003; and

•	a nonqualified supplemental retirement plan.

Mr. Cassidy’s nonqualified supplemental retirement plan benefit has vested and is equal to the portion of his accrued pension under the Cincinnati Bell Management Pension Plan that is attributable to his first ten years of service. Mr. Cassidy’s supplemental pension shall be paid to him (or his estate if his employment terminates by reason of his death) in a single lump sum within ninety days after the termination of his employment.

Mr. Ross’s employment agreement, which was effective July 26, 2005, provides for the employment and retention of Mr. Ross for a one-year term subject to automatic one-year extensions. Mr. Ross’s employment agreement provides for a minimum base salary of $350,000 per year and a minimum bonus target of $297,500 per year.

Mr. Keating’s employment agreement, which was effective as of July 26, 2005, provides for the employment and retention of Mr. Keating for a one-year term subject to automatic one-year extensions. Mr. Keating’s employment agreement provides for a minimum base salary of $225,000 per year and a minimum bonus target of $112,500 per year.

Mr. Wilson’s employment agreement, which was effective July 26, 2005, provides for the employment and retention of Mr. Wilson for a one-year term subject to automatic one-year extensions. Mr. Wilson’s employment agreement provides for a minimum base salary of $250,000 per year and a minimum bonus target of $125,000 per year.

Mr. Dir’s employment agreement, which was effective July 26, 2005 (and amended November 9, 2007), provided for the employment and retention of Mr. Dir for a one-year term subject to automatic one-year extensions. Mr. Dir’s employment agreement provided for a minimum base salary of $300,000 per year, a minimum bonus target of $255,000 per year, a guaranteed bonus for 2005 (which was paid in early 2006 when other annual bonuses were customarily paid) of $255,000 and an initial grant of stock options for 200,000 common shares on his first day of employment (July 11, 2005). The November 9, 2007 amendment, which was effective as of October 31, 2007, provided that, upon his resignation, and in exchange for extending the non-compete term of his employment agreement from one year to two years, Mr. Dir was entitled to receive a payment equal to his target bonus earned (prorated through October 31, 2007) but not paid, which would be payable when the Company customarily pays such bonuses but no later than March 31, 2008. Mr. Dir resigned and his employment agreement terminated upon his departure, which was effective October 31, 2007.

Each of the Named Executive Officers participates in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which contains both a qualified defined benefit plan, and a nonqualified excess benefit plan (the provision for this excess benefit is contained in the qualified defined benefit pension plan document), which applies the same benefit formula to that portion of the base wages and annual bonus payment that exceeds the maximum compensation that can be used in determining benefits under a qualified defined benefit pension plan. All salaried and non-union hourly employees of the Company also participate in the

Management Pension Plan on the same basis and their benefits vest over a five-year period at the rate of 20% per year. Covered compensation for purposes of calculating benefits include base wages — including any applicable overtime wages paid — plus annual bonus payments. Upon separation from employment, vested benefits are payable either as a lump-sum, a single life annuity or, for married participants, a 50% joint and survivor, which provides a reduced benefit for the employee in order to provide a benefit equal to 50% of that amount if the employee dies before his/her spouse. The Management Pension Plan is described in further detail on page 57.

Finally, Mr. Cassidy is also covered under a nonqualified Cincinnati Bell Pension Program (“SERP”). The SERP provides covered participants with a benefit equal to 50% of their average monthly compensation, which is the average monthly compensation for the highest 36 month period during the participants last five years of employment, less an offset for any benefits payable from the qualified and nonqualified provisions of the Cincinnati Bell Management Pension Plan and the participant’s projected age 65 social security benefit. Benefits are reduced 2.5% per point for age and service to the extent the sum of the participant’s age plus years of service equals less than 75. Participants are also provided with an additional payment equal to their estimated age 62 social security benefit until they reach age 62. Benefits are normally payable as an annuity — either single life or 50% joint and survivor for married participants — or as a 15-year installment. Under the terms of the Program, a participant must be at least age 55 and have attained at least 10 years of service to be vested in their benefit.

Each of the employment agreements also provide for severance payments upon termination of employment as a result of death or disability, termination by the Company without cause or termination upon a change of control. The payments to the Named Executive Officers upon termination or a change in control are described on page 60.

Long-term Incentives

The Compensation Committee has divided the total long-term incentives granted to the Named Executive Officers approximately equally between stock option grants and performance unit grants because such an allocation (i) prevents an excessive portion of long-term compensation being aligned solely on the achievement of stock price appreciation and (ii) provides an equivalent opportunity for an executive to be rewarded based on the Company achieving its more objective quantitative operating results that are consistent with its long-term business strategy. Prior to 2006, the Compensation Committee also granted performance restricted shares to certain of the Named Executive Officers. The long-term incentives granted to the Named Executive Officers are described in the Compensation Discussion and Analysis that begins on page 39.

Other Benefits

Each Named Executive Officer is eligible to participate in the Cincinnati Bell Inc. Flexible Perquisite Reimbursement Program and to receive the Company’s matching contribution under the qualified defined contribution plan in which all salaried employees of the Company are eligible to participate. The flexible perquisite program provides each eligible executive with an annual allowance (Mr. Cassidy — $35,000, Mr. Ross — $23,000, Mr. Keating — $13,000, Mr. Freyberger — $7,500, Mr. Wilson — $13,000 and Mr. Dir — $23,000) that may be used to cover a variety of expenses, including

•	automobiles (up to 60% of their annual allowance),

•	tax planning and preparation,

•	financial and estate planning,

•	legal fees (excluding legal fees incurred in connection with an action against the Company),

•	additional life and disability insurance that the executive may maintain on himself or herself,

•	initiation fees and monthly dues in connection with social clubs,

•	installation and monthly fees for home security,

•	adoption fees,

•	purchase of software designed to provide or assist with tax planning/preparation, and

•	financial, estate and legal planning/documents.

Executives must pay first for eligible services and submit an invoice and evidence of payment in order to be reimbursed. In addition, the Company believes these executives should have annual, extensive physical examinations and, to encourage the executive to do so, provides an additional amount equal to $3,000 annually exclusively to defray the cost of such physical exams. This additional amount may not be used for any other purpose. Executives may submit requests for reimbursements for any given year until March 31 of the year following the year in which the expense was incurred. Any unused amounts, both the annual allowance and the additional amount for executive physicals, may not be carried over to the next year and are forfeited by the executive.

Salary and Cash Incentive Awards in Proportion to Total Compensation

Proportionately, the approximate percentage of total compensation in 2007 for each named executive represented by the sum of their salary plus bonus is as follows: Mr. Cassidy — 31%, Mr. Ross — 54%, Mr. Keating — 49%, Mr. Freyberger — 77%, Mr. Wilson — 52% and Mr. Dir — 96%.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning options and other equity awards held by the Named Executive Officers at December 31, 2007:

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
John F. Cassidy	6,000	—	—	13.155	01/02/08
	57,300	—		16.75	01/04/09
	20,000	—		18.6875	08/20/09
	200,000	—		16.7813	09/17/09
	15,000	—		35.9688	01/03/10
	400,000	—		23.5313	05/23/10
	80,000	—		22.8438	01/02/11
	400,000	—		9.645	12/04/11
	600,000	—		3.48	12/05/12
	801,000	—		5.655	12/04/13
	666,100	—		3.70	12/03/14
	425,000	—		3.995	12/01/15
	51,850	33,150		3.49	01/27/16
	160,818	413,532		4.7350	12/08/16
	—	559,355		4.91	12/07/17
						—	—	628,960	2,987,560

Brian A. Ross	400	—	—	18.3438	01/04/09
	15,000	—		17.50	09/13/09
	25,000	—		35.9688	01/03/10
	20,000	—		22.8438	01/02/11
	5,000	—		16.425	09/05/11
	25,000	—		9.645	12/04/11
	60,000	—		3.48	12/05/12
	61,000	—		5.655	12/04/13
	300,000	—		5.57	01/29/14
	150,000	—		3.70	12/03/14
	150,000	—		3.995	12/01/15
	56,000	144,000		4.735	12/08/16
	—	250,000		4.91	12/07/17
						—	—	126,650	601,588

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (a)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
Brian G. Keating	3,000	—	—	13.155	01/02/08
	8,150	—		16.75	01/04/09
	8,000	—		35.9688	01/03/10
	6,200	—		24.7813	06/26/10
	8,000	—		22.8438	01/02/11
	1,000	—		16.425	09/05/11
	8,500	—		9.645	12/04/11
	51,000	—		5.655	12/04/13
	50,000	—		3.995	12/01/15
	14,000	36,000		4.735	12/08/16
	—	50,000		4.91	12/07/17
						—	—	55,200	262,200

Kurt A. Freyberger	15,000	—	—	4.21	03/31/15
	20,000	—		3.995	12/01/15
	7,000	18,000		4.735	12/08/16
	—	25,000		4.91	12/07/17
						—	—	12,500	59,375

Christopher J. Wilson	8,000	—	—	16.75	01/04/09
	8,000	—		35.9688	01/03/10
	7,250	—		22.8438	01/02/11
	1,000	—		16.425	09/05/11
	7,400	—		9.645	12/04/11
	20,000	—		3.48	12/05/12
	51,000	—		5.655	12/04/13
	75,000	—		3.70	12/03/14
	77,400	—		3.995	12/01/15
	28,000	72,000		4.735	12/08/16
	—	100,000		4.91	12/07/17
						—	—	81,950	389,263

Rodney D. Dir (d)	200,000	—	—	4.51	01/29/08
	100,000	—		3.995	01/29/08
						—	—	—	—

(a)	All options granted are for a maximum period of ten years from the date of grant and vest over a three year period. Options vest 28% on the first anniversary of the original date of grant and, thereafter, at the rate of 3% per month for the next 24 months.
(b)	Amounts in the column include performance restricted shares originally granted for the 2005 – 2007 performance cycle less performance restricted shares that were earned and vested for (i) the 2005 period on February 28, 2006 and (ii) the 2005 – 2006 cumulative period on February 28, 2007. Amounts also include performance units granted for the 2006 – 2008 performance cycle less performance units earned and vested for the 2006 period on February 28, 2007. The amount also includes the performance unit grant made to each of the executives for the 2007 – 2009 performance cycle on January 26, 2007.
(c)	Amounts represent the value of equity incentive plan awards not yet vested based on the closing price of the Company’s common shares on the NYSE on December 31, 2007 ($4.75).
(d)	As a result of his resignation from the Company, Mr. Dir’s exercisable stock options having a remaining option term of 90 days after the date of his resignation, which was October 31, 2007. Mr. Dir did not exercise any of these stock options prior to the expiration date.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and the vesting of stock held by the Named Executive Officers during the fiscal year ended December 31, 2007:

Option Exercises and Stock Vested in 2007 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($) (c)
John F. Cassidy	—	—	251,344	1,143,615
Brian A. Ross	—	—	43,010	195,696
Brian G. Keating (a)	100,000	220,140	20,880	95,004
Kurt A. Freyberger	—	—	2,500	11,375
Christopher J. Wilson	—	—	27,630	125,717
Rodney D. Dir	—	—	50,680	230,594

(a)	Mr. Keating exercised stock options on May 31, 2007 at a market price of $5.8464 per share. The value realized was calculated by determining the difference between the market price of the Company’s common stock on the exercise date and the exercise price of the options.
(b)	Mr. Ross elected to defer a portion of his share award (31,250 shares) and Messrs. Freyberger and Wilson elected to defer their entire share award earned and attributable to the 2006 performance year.
(c)	Amounts represent the closing price of the shares acquired by each of the executives on February 28, 2007 ($4.55), which was the date such awards vested. Messrs. Ross, Freyberger and Wilson deferred receipt of all or a portion of the shares awarded for the 2006 performance year. Deferrals of share awards are required, under the terms of the 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan, to be invested in common shares of the Company for a period of at least six months. Shares deferred are payable upon the termination of employment in two annual installments beginning the later of six months following the date of termination of employment or March 1 of the year following the year in which the executive terminates his employment with the Company.

Pension Benefits

The following table sets forth information concerning the pension benefits to the Named Executive Officers:

Pension Benefits for 2007 Fiscal Year

Name	Plan Name	Number of Years Credited Service (#) (e)	Present Value of Accumulated Benefit ($) (f)(g)	Payments During Last Fiscal Year ($)
John F. Cassidy	Qualified Defined Benefit Plan (a)	12	184,182	—
	Non-Qualified Excess Plan (b)	12	676,397
	Non-Qualified Supplemental Plan (c)	12	3,007,102
	Employment Agreement (d)	12	968,996

	Total		4,836,677
Brian A. Ross	Qualified Defined Benefit Plan (a)	10	118,884	—
	Non-Qualified Excess Plan (b)	10	130,655

	Total		249,539
Brian G. Keating	Qualified Defined Benefit Plan (a)	30	276,751	—
	Non-Qualified Excess Plan (b)	30	53,137

	Total		329,888
Kurt A. Freyberger	Qualified Defined Benefit Plan (a)	3	20,777	—
	Non-Qualified Excess Plan (b)	3	5,145

	Total		25,922
Christopher J. Wilson	Qualified Defined Benefit Plan (a)	9	67,578	—
	Non-Qualified Excess Plan (b)	9	33,308

	Total		100,886
Rodney D. Dir	Qualified Defined Benefit Plan (a)	2	20,502	—
	Non-Qualified Excess Plan (b)	2	29,291

	Total		49,793

(a)	Cincinnati Bell Management Pension Plan
(b)	Nonqualified ERISA Excess Provisions of the Cincinnati Bell Management Pension Plan
(c)	SERP, see page 50 for further details
(d)	Employment Agreement between the Company and Mr. Cassidy
(e)	None of the executive officers have been granted additional years of service under any of the plans, and this column reflects the actual years of service of each executive officer.
(f)	Amounts in the column represent the accumulated benefit obligations computed using the same assumptions as used for financial reporting purposes, described in more detail in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(g)	If any of the executive officers had retired on December 31, 2007, they would have been entitled to a benefit equal to the balance then credited to them, without any reduction, under the Cincinnati Bell Management Pension Plan (both the Qualified Defined Benefit Plan portion and the Non-Qualified Excess Plan portion) as of that date. They may elect a lump-sum or equivalent annuity form of payment. Although Mr. Cassidy would receive the benefit under his employment agreement if he retires, because Mr. Cassidy has not attained 55 years of age, he would not be entitled to any benefits under the SERP described above.

All of the Named Executive Officers of the Company participated during 2007 in the Cincinnati Bell Management Pension Plan (the “Management Pension Plan”), which is a tax-qualified defined benefit pension plan. The Management Pension Plan is the same plan that is available to all other eligible salaried and certain non-union hourly employees. Mr. Cassidy also participates in the SERP. Contributions to the Management Pension Plan and the SERP are fully funded by the Company.

The basic benefit formula under the Management Pension Plan is a cash balance formula. Under this formula, each participant has an account to which pension credits are allocated at the end of each year based upon the participant’s attained age and plan compensation for the year (with such plan compensation being subject to a maximum legal annual compensation limit, which limit was $225,000 for 2007). A participant’s plan compensation for the year equals generally the participant’s base salary plus any commissions or bonuses received. To the extent that a participant’s plan compensation exceeds the aforementioned annual compensation limitation, additional pension credits are given for such additional compensation under a non-tax-qualified retirement plan that is operated in conjunction with the Management Pension Plan (the “Excess Benefit Plan”). The following chart shows the 2007 annual pension credits that are given at the ages indicated:

Attained Age	Pension Credits
Less than 30 years	3.00% of total plan compensation plus 3.00% of excess compensation for 2007*
30 but less than 35 years	3.25% of total plan compensation plus 3.25% of excess compensation for 2007
35 but less than 40 years	3.75% of total plan compensation plus 3.75% of excess compensation for 2007
40 but less than 45 years	4.50% of total plan compensation plus 4.50% of excess compensation for 2007
45 but less than 50 years	5.25% of total plan compensation plus 5.25% of excess compensation for 2007
50 but less than 55 years	6.50% of total plan compensation plus 6.50% of excess compensation for 2007
55 or more years	8.00% of total plan compensation plus 8.00% of excess compensation for 2007

*	For purposes of the above table, “excess compensation” means the portion of a plan participant’s total plan compensation for 2007 that exceeds the Social Security old-age retirement taxable wage base for 2007.

A participant’s account under the Management Pension Plan is also generally credited with assumed interest for each calendar year at a certain interest rate. Such interest rate was 4.0% per annum for 2007 with respect to a participant while he or she is still employed by the Company or a Company subsidiary and 3.5% (or 4.0% if a participant elects out of a pre-retirement death benefit) for a participant while he or she is not so employed. In the case of a participant who was a participant in the Management Pension Plan on December 31, 1993 or who has benefits transferred from other plans to the Management Pension Plan, the participant’s account also was credited with pension credits equivalent to the participant’s accrued benefit under the plan or such other plans on that date or when such benefits are transferred, as the case may be.

After retirement or other termination of employment, a participant under the Management Pension Plan is entitled to elect to receive a benefit under the plan in the form of a lump sum payment or as an annuity, generally based on the balance credited to the participant’s cash balance account under the plan when the benefit begins to be paid (but also subject to certain transition or special benefit formula rules in certain situations).

Under the SERP, each current active participant’s pension at retirement, if paid in the form of a single life annuity, generally will be an amount equal to the difference between 50% of the participant’s average monthly compensation (for the 36-month period that occurs during the 60-month period preceding retirement that produces the highest compensation amount) and the sum of the participant’s benefits payable under the Management Pension Plan (including for this purpose amounts payable under the Excess Benefit Plan and any other amounts which are intended to supplement or be in lieu of benefits under the Management Pension Plan) and Social Security benefits. Also, there is a reduction in such pension amount of 2.5% for each year by which the sum of the participant’s years of age and years of service at retirement total less than 75, and no benefits are payable if the participant terminates employment (other than by reason of his or her death) prior to attaining age 55 and completing at least 10 years of service credited for the purposes of the plan.

In addition, Mr. Cassidy’s employment agreement with the Company provides an additional retirement benefit. Pursuant to such employment agreement, Mr. Cassidy is entitled to an additional non-qualified retirement benefit equal to a portion of his accrued pension under the Management Pension Plan that is attributable to his first ten years of service. This benefit shall be paid to Mr. Cassidy (or his estate if his employment terminates by reason of his death) in a single lump sum within ninety days after the termination of his employment.

Nonqualified Deferred Compensation

The following table sets forth information concerning compensation deferred by the Named Executive Officers:

Nonqualified Deferred Compensation for 2007 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)(a)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)
John F. Cassidy	—	—	48,761	(c)	—	1,286,756
Brian A. Ross	142,188	—	11,261	(b)(c)	—	280,678
Brian G. Keating	—	—	—		—	—
Kurt A. Freyberger	11,375	—	500	(b)	—	11,875
Christopher J. Wilson	125,717	—	5,526	(b)	—	131,243
Rodney D. Dir	—	—	—		—	—

(a)	Mr. Ross deferred receipt of his performance restricted share award of 31,250 shares earned for the 2006 period for the 2006 – 2008 performance cycle that was paid on February 28, 2007. Mr. Wilson also deferred his performance restricted share award of 27,630 shares earned for both the 2006 period under the 2006 – 2008 performance cycle and the 2005 – 2006 cumulative period under the 2005 – 2007 performance cycle. Mr. Freyberger deferred his performance restricted share award of 2,500 shares earned for the 2006 period under the 2006 – 2008 performance cycle. The amounts shown in the column are based on the closing price of the Company’s stock ($4.55) on February 28, 2007, the deferral date, for their shares. Although paid in 2007, these amounts represent awards earned in and for 2005 and 2006 performance and, therefore, are not included in the Summary Compensation Table.
(b)	The amounts represent the difference between the closing price of the Company’s stock ($4.55) on February 28, 2007, the deferral date, and the closing price of the Company’s stock ($4.75) on December 31, 2007.
(c)	For Messrs. Cassidy and Ross, the amount shown also includes the difference between the closing price of the Company’s stock ($4.57) on December 29, 2006, which was the last day of trading on the NYSE in 2006, and the closing price of the Company’s stock ($4.75) on December 31, 2007 with respect to deferrals made prior to 2007.

The 1997 Cincinnati Bell Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) generally permits under its current policies, for any calendar year, each employee who has an annual base rate of pay and target bonus above a certain high dollar amount and has been designated by the Company or a subsidiary of the Company as a “key employee” for purposes of the plan (currently a key employee for purposes of the plan generally has annual pay of more than $225,000) to defer receipt of up to 75% of his or her base salary, up to 100% of his or her cash bonuses (including annual incentive awards and non-performance-based cash awards under the Cincinnati Bell Inc. 1997 Long Term Incentive Plan and the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (collectively, the “Long Term Incentive Plans”)) and up to 100% of any performance-based common share awards (not including awards of stock options or restricted stock after 2005) provided him or her under the Long Term Incentive Plans.

For all key employees who participate in the Executive Deferred Compensation Plan, there is also a Company “match” on the amount of base salary and cash bonuses deferred under the plan for any calendar year. In general, to the extent a participating key employee’s base salary and cash bonuses for the applicable year do not exceed a certain annual compensation limit prescribed by the Internal Revenue Code for tax-qualified plans (which limit was $225,000 for 2007), the match is 4% of the base salary and cash bonuses deferred by the employee under the plan. To the extent a participating key employee’s base salary and cash bonuses for the applicable year exceed the appropriate annual compensation limit, the match is generally equal to the lesser of 66 2/3% of the base salary and cash bonuses deferred by the key employee under the plan or 4% of the key employee’s base salary and cash bonuses for the applicable year that are in excess of such annual compensation limit.

Amounts deferred by any participating key employee under the Executive Deferred Compensation Plan and any related Company “match” are credited to the account of the participant under the plan and are assumed to be invested in various mutual funds or other investments (including common shares) as designated by the participant.

The accounts under the Executive Deferred Compensation Plan are not funded in a manner that would give any participant a secured interest in any funds, and benefits are paid from the assets of the Company and its subsidiaries (or from a trust that the Company has established and that remains subject to the Company’s creditors).

The amounts credited to the account of any participant under the Executive Deferred Compensation Plan are generally distributed, as so elected by the participant, in a lump sum or in two to ten annual installments (in cash and/or common shares), that begin at some date after his or her termination of employment with the Company and its subsidiaries or a fixed date that occurs at least six years after the start of the first calendar year in which he or she participates in the plan. In addition, as a special rule, in the event of a change in control of the Company, all of the amounts then credited under the plan to a participant’s account under the plan are generally paid in a lump sum on the day after the change in control.

The Executive Deferred Compensation Plan must comply with the requirements of the American Jobs Creation Act of 2004 in order to retain its ability to defer federal income tax on certain amounts credited to a participant’s account under the plan. The Company has amended the plan to meet the requirements of the American Jobs Creation Act of 2004 and will make further amendments as necessary to comply with the regulations adopted by the IRS to implement the Act.

In 2007, the deferrals of performance awards by Messrs. Ross, Freyberger and Wilson under the Executive Deferred Compensation Plan for 2006 performance is reflected in the Nonqualified Deferred Compensation for 2007 Fiscal Year table on page 58. None of the other Named Executive Officers participated in the Executive Deferred Compensation Plan during 2007.

Potential Payments upon Termination of Employment or a Change-in-Control

The following table shows potential payments to our Named Executive Officers directly and indirectly on their behalf under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2007 termination date and, where applicable, using the closing price of our common shares of $4.75 (as reported on the NYSE as of December 31, 2007).

Name	Executive Payment on Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	Involuntary for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
John F. Cassidy	Base Salary	—	1,290,000	—	1,928,550	—	—
	Annual Incentive Target Opportunity	—	1,677,000	—	2,507,115	838,500	838,500
	Long Term Incentives — Options	—	47,972	—	47,972	47,972	47,972
	Long Term Incentives — Performance Restricted Shares	—	2,987,560	—	2,987,560	2,987,560	2,987,560
	Basic Benefits	—	25,105	—	25,105	—	81,588
	Retiree Benefits	—	7,953,077	—	7,953,077	—	6,577,274
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	7,448,779	—	—

	TOTAL	—	13,980,714	—	22,898,158	3,874,032	10,532,894

Brian A. Ross	Base Salary	—	375,000	—	750,000	—	—
	Annual Incentive Target Opportunity	—	375,000	—	750,000	375,000	375,000
	Long Term Incentives — Options	—	1,080	—	2,160	2,160	2,160
	Long Term Incentives — Performance Restricted Shares	—	349,244	—	601,588	601,588	601,588
	Basic Benefits	—	12,304	—	12,304	—	123,040
	Retiree Benefits	—	87,290	—	87,290	—	145,137
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	907,261	—	—

	TOTAL	—	1,199,918	—	3,110,603	978,748	1,246,925

Brian G. Keating	Base Salary	—	250,000	—	500,000	—	—
	Annual Incentive Target Opportunity	—	125,000	—	250,000	125,000	125,000
	Long Term Incentives — Options	—	270	—	540	540	540
	Long Term Incentives — Performance Restricted Shares	—	155,325	—	262,200	262,200	262,200
	Basic Benefits	—	11,421	—	11,421	—	3,807
	Retiree Benefits	—	42,363	—	42,363	—	201,037
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	464,307	—	—

	TOTAL	—	584,379	—	1,530,831	387,740	592,584

Name	Executive Payment on Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	Involuntary for Cause Termination ($)	Change in Control ($)	Death ($)	Disability ($)
Kurt A. Freyberger	Base Salary	—	16,154	—	90,462	—	—
	Annual Incentive Target Opportunity	—	—	—	—	—	—
	Long Term Incentives — Options	—	—	—	270	—	—
	Long Term Incentives — Performance Restricted Shares	—	—	—	59,375	59,375	59,375
	Basic Benefits	—	—	—	4,685	—	—
	Retiree Benefits	—	22,995	—	22,995	—	—
	Other Contractual Payments (a)	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	—	—	—

	TOTAL	—	39,149	—	177,787	59,375	59,375

Christopher J. Wilson	Base Salary	—	300,000	—	600,000	—	—
	Annual Incentive Target Opportunity	—	150,000	—	300,000	150,000	150,000
	Long Term Incentives — Options	—	540	—	1,080	1,080	1,080
	Long Term Incentives — Performance Restricted Shares	—	218,856	—	389,263	389,263	389,263
	Basic Benefits	—	11,561	—	11,561	—	210,354
	Retiree Benefits	—	33,911	—	33,911	—	97,428
	Other Contractual Payments	—	—	—	—	—	—
	Excise — Tax Gross-up (a)(b)	—	—	—	537,124	—	—

	TOTAL	—	714,868	—	1,872,939	540,343	848,125

(a)	These amounts are meant to defray related tax liabilities related to a change in control. The discount rate used for retiree benefit parachute values was 6.20%, consistent with financial statements for purposes of FAS 87.
(b)	The executives are subject to restrictive covenants post-termination that were, in part, consideration for compensation of benefits. The value of these restrictive covenants would be favorable and were not considered for this calculation.

If any of the executives (other than Mr. Dir) elects to voluntarily terminate employment with the Company, or if they are terminated by the Company for cause, they are entitled to no payments from the Company other than those benefits which they have a non-forfeitable vested right to receive, which include any shares of stock they own outright, vested options which may be exercisable for a period of 90 days following termination, deferred compensation amounts and vested amounts under the Company’s pension and savings plans. Pursuant to the terms of his Employment Agreement, Mr. Dir is entitled to receive any target bonus earned (prorated through October 31, 2007) but not paid as of October 31, 2007. Mr. Cassidy is entitled to receive payment of the nonqualified retirement benefit of $968,996 provided for in his employment agreement in which he is already vested. Payment of such accrued, vested and non-forfeitable amounts is also applicable to each of the other four termination scenarios detailed in the above table and discussed below, and each executive is still bound by the non-disclosure, non-compete and non-solicitation provisions of their agreements.

If an executive (other than Mr. Freyberger) is terminated by the Company without cause, the executive will be entitled to the following:

•	A payment equal to the sum of the executive’s base salary plus target bonus (two times the sum in the case of Mr. Cassidy);

•

A payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Company’s Management Pension Plan as though the executive had remained employed at the same base rate of pay and target bonus;

•

Continued medical, dental, vision and life insurance benefits during the one-year period (or two-year period for Mr. Cassidy) following the executive’s termination of employment on the same basis as any active salaried employee provided any required monthly contributions are made;

•

Except for Mr. Cassidy, continued treatment as an active employee during the one-year period following termination with respect to any outstanding long-term incentive cycles the executive may be participating in and any unvested stock options will continue to vest under the normal vesting schedule as though the executive was still an active employee;

•	For Mr. Cassidy only, full vesting and payout at target amounts of any awards granted under the long term incentive plans;

•

The ability to exercise any vested options for an additional 90 days after the end of the one-year period, or in the case of Mr. Cassidy, the ability to exercise any vested options (which are all fully vested upon his termination of employment) during the two-year period following his termination; and

•	Full vesting of any outstanding restricted shares.

If an executive (other than Mr. Freyberger) is terminated within the one-year period (or a two-year period for Mr. Cassidy) following a change-in-control, the executive will be entitled to the following:

•	A payment equal to two times the sum of their base salary plus target bonus (2.99 times for Mr. Cassidy);

•

A payment equal to the present value of an additional one year (two years for Mr. Cassidy) of participation in the Company’s Management Pension Plan as though the executive had remained employed at the same base rate of pay and target bonus;

•

Continued medical, dental, vision and life insurance coverage during the one-year period (or two-year period for Mr. Cassidy) following the executive’s termination of employment on the same basis as other active employees provided any required monthly contributions are made;

•	Full vesting of any options, restricted shares and/or other equity awards and the ability to exercise such options for the one-year period (or two-year period for Mr. Cassidy) following termination;

•	Full vesting and payout at target amounts of any awards granted under long-term incentive plans; and

•

To the extent that any of the executives are deemed to have received an excess parachute payment, an additional payment sufficient to pay any taxes imposed under section 4999 of the Internal Revenue Code plus any federal, state and local taxes applicable to any taxes imposed under section 4999 of the Internal Revenue Code.

In addition, Mr. Cassidy’s SERP benefit would be fully vested and he would receive a lump sum payment without adjustment for age and service.

If an executive (other than Mr. Freyberger) is “terminated” because of his or her death, the executive’s beneficiary will be entitled to the following:

•	A payment equal to the bonus accrued and payable to the deceased executive for the current year;

•	Full vesting of all options held by the deceased executive and the ability to exercise such options for the one-year period following the date of the executive’s death; and

•	Full vesting and payout at target amounts of any awards granted to the deceased executive under long-term incentive plans.

If an executive is terminated by reason of disability, the executive (other than Mr. Freyberger) will be entitled to the following:

•	A payment equal to the bonus accrued and payable to the disabled executive for the current year completed;

•	Continued vesting of all options held by the disabled executive on their normal schedule and the ability to exercise such vested options so long as the disabling conditions exists;

•	Continued participation by the disabled executive in any outstanding long-term incentive plans; and

•	Continued consideration of the disabled executive as an employee for all other benefits so long as the disabling condition that resulted in the disability-based termination is present.

In the case of Messrs. Cassidy, Ross, Keating and Wilson, in the event of termination because of disability, they would also become eligible at some future date for retiree medical benefits provided the Company is still offering such retiree benefits at that time. In addition, Mr. Cassidy would become vested under the SERP and be eligible to commence receiving annuity payments at age 55.

Under all of the termination scenarios in the preceding table, Messrs. Cassidy, Ross, Keating, Freyberger and Wilson have certain accrued, vested and non-forfeitable amounts, which are determined as of December 31, 2007, to which they are entitled as follows: Mr. Cassidy — $7,690,757, Mr. Ross — $1,336,956, Mr. Keating — $684,149, Mr. Freyberger — $67,344 and Mr. Wilson — $517,522. These amounts represent stock they own outright, vested in-the-money stock options, pension benefits and, in the case of Messrs. Cassidy, Ross, Freyberger and Wilson nonqualified deferred compensation amounts.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE and the National Stock Exchange (f/k/a the Cincinnati Stock Exchange). Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports that they file. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. Based solely on the Company’s review of the copies of such forms received by it, the Company believes that, during the period commencing January 1, 2007 and ending December 31, 2007, all such persons complied on a timely basis with the filing requirements of Section 16(a).

Shareholder Proposals for Next Year’s Annual Meeting

Shareholder proposals intended for inclusion in next year’s Proxy Statement should be sent to Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received by November 23, 2008. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended. Any shareholder, who intends to propose any other matter to be acted upon at the 2009 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s Proxy Statement, must inform the Company no later than February 6, 2009. If notice is not provided by that date, the persons named in the Company’s proxy for the 2009 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2009 Annual Meeting of Shareholders.

Shareholders may propose director candidates for consideration by the Governance and Nominating Committee of the Board of Directors. Any such recommendations should be directed to Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and must be received no later than November 23, 2008 for the 2009 Annual Meeting of Shareholders.

Other Matters to Come Before the Meeting

At the time this Proxy Statement was released for printing on March 18, 2008, the Company knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Financial Statements and Corporate Governance Documents Available

The Cincinnati Bell Annual Report on Form 10-K for the year ended December 31, 2007, which includes the consolidated financial statements of the Company and its subsidiaries, and the Company’s 2007 Summary Annual Report have been mailed to shareholders in the package of materials that includes this combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report. If you would like a copy of the combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report, or any other document incorporated by reference into this Proxy Statement, please write to Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and the Company will send you one free of charge. You may also obtain a copy of any of the following corporate governance documents from the Company’s website identified below or by writing Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, for a free copy:

Corporate Governance Document	Website
Audit and Finance Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/af_charter
Compensation Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/compensation_committee_charter
Governance and Nominating Committee Charter	www.cincinnatibell.com/aboutus/corporate_governance/gn_committee_charter
Code of Business Conduct	www.cincinnatibell.com/aboutus/corporate_governance/code_of_conduct
Code of Ethics for Senior Financial Officers	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Code of Ethics for Directors	www.cincinnatibell.com/aboutus/corporate_governance/code_of_ethics
Corporate Governance Guidelines	www.cincinnatibell.com/aboutus/corporate_governance/corporate_governance_guidelines

Proxy Statements for Shareholders Sharing the Same Household Mailing Address

As part of the Company’s efforts to reduce costs and increase efficiency, when possible, only one copy of this combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report has been delivered to multiple shareholders sharing the same household mailing address, unless the Company has received contrary instructions from one or more of the shareholders at that address.

Upon written or oral request, the Company will promptly provide a separate copy of this combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report to a shareholder at a shared address to which a single copy was delivered. If your household mailing address is shared with other shareholders and you did not receive a combined Proxy Statement, Annual Report on Form 10-K and Summary Annual Report, but would like to receive a separate copy of this item as well as future Company communications, please contact the following:

For beneficial owners, please contact your broker.

For shareholders of record, please contact our transfer agent, Computershare, at the following address:

Computershare Investor Services, LLC

Shareholder Services

7550 Lucerne Drive, Suite 103

Cleveland, Ohio 44130-6503

If shareholders residing at the same household mailing address are currently receiving multiple copies of Company communications but would like to receive only one in the future, please send written notice to your broker (for beneficial owners) or to Computershare (for shareholders of record) at the above address. In the written notice, please indicate the names of all accounts in your household, and you will be forwarded the appropriate forms for completion.

Each shareholder participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card.

Electronic Delivery of Materials

Shareholders can also enroll for electronic delivery of the Company’s future Proxy Statements, Annual Reports on Form 10-K and Summary Annual Report by registering directly or with your broker through our website, investor.cincinnatibell.com in the Electronic Shareholder Communications Enrollment section of the Investor Relations webpage.

Each shareholder participating in the electronic delivery of materials will, however, continue to receive a separate proxy card or voting instruction card.

Shareholder Communications with the Board of Directors

Shareholders or other interested parties may communicate with the board of directors, any individual director, the non-management directors as a group, or the director who presides at meetings of the non-management directors. The Company has established procedures for such shareholder communications. Shareholders should send any communications to Christopher J. Wilson, General Counsel and Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, and identify the intended recipient or recipients. All communications addressed to the board of directors or any identified director or directors will be forwarded to the identified person or persons.

By Order of the Board of Directors

Christopher J. Wilson
General Counsel and Secretary

March 18, 2008

SOLICITATION OF PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 25, 2008

THE BOARD RECOMMENDS VOTING “FOR” EACH NOMINEE IN ITEM 1,

and “FOR” ITEMS 2, 3 and 4

The undersigned hereby appoints Phillip R. Cox, John M. Zrno and Alex Schumate, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares and 6 3/4% Cumulative Convertible Preferred Shares of Cincinnati Bell Inc. held of record by the undersigned at the close of business on February 27, 2008, at the Annual Meeting and at any adjournment or postponement thereof, notice of which Annual Meeting together with the related Proxy Statement has been received. The proxies are directed to vote the shares as follows:

ITEM 1	Authority to vote for the election of three Class III directors whose terms expire in 2011 and the one Class I director whose term expires in 2009.	FOR ☐ ALL NOMINEES LISTED (EXCEPT AS MARKED TO THE CONTRARY BELOW)	WITHHELD ☐

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW:

Class III Directors:	John F. Cassidy	Robert W. Mahoney	Daniel J. Meyer

Class I Director:	Bruce L. Byrnes

ITEM 2	The approval of an amendment to the Company’s Restated Amended Articles of Incorporation to declassify the Board of Directors and to approve an amendment to the Company’s Amended Regulations to require annual election of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

ITEM 3	The approval of an amendment to the Company’s Restated Amended Articles of Incorporation to require a majority vote for the election of a director and to approve an amendment to the Company’s Amended Regulations addressing “holdover” directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

ITEM 4	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(CONTINUED ON REVERSE SIDE)

[LOGO]

CINCINNATI BELL INC.

c/o Broadridge Financial Solutions, Inc.

51 Mercedes Way

Edgewood, NY 11717

FOLD AND DETACH HERE

Please vote, date and sign below and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so by revoking your proxy card and casting your vote at the meeting. This proxy form, when properly executed, will be voted in accordance with the directions given by the shareholder. If no directions are given hereon, the proxy card will be voted FOR the election of directors; FOR the approval of an amendment to the Company’s Restated Amended Articles of Incorporation to declassify the Board of Directors and to approve an amendment to the Company’s Amended Regulations to require annual election of directors; FOR the approval of an amendment to the Company’s Restated Amended Articles of Incorporation to require a majority vote for the election of a director and to approve an amendment to the Company’s Amended Regulations addressing “holdover” directors; and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for the year 2008. This proxy delegates discretionary authority with respect to any other matters which may come before the meeting.

Dated , 2008

SIGNATURE

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide the full name of the corporation and the title of authorized officer signing the proxy.